Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

RICHMOND DIVISION

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In re:	)	Chapter 11
)
INTELSAT S.A., et al.,[1]	)	Case No. 20-32299 (KLP)
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Debtors.	)	(Jointly Administered)
)

JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF INTELSAT S.A. AND ITS DEBTOR AFFILIATES

NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN OFFER, ACCEPTANCE, COMMITMENT, OR LEGALLY BINDING OBLIGATION OF THE DEBTORS OR ANY OTHER PARTY IN INTEREST.

YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED IN, OR THE TERMS OF, THIS PLAN FOR ANY PURPOSE PRIOR TO THE CONFIRMATION OF THIS PLAN BY THE BANKRUPTCY COURT.

THIS PLAN IS SUBJECT TO APPROVAL BY THE BANKRUPTCY COURT AND OTHER CUSTOMARY CONDITIONS. THIS PLAN IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES.

Edward O. Sassower, P.C. (admitted pro hac vice)	Michael A. Condyles (VA 27807)
Steven N. Serajeddini, P.C. (admitted pro hac vice)	Peter J. Barrett (VA 46179)
Anthony R. Grossi (admitted pro hac vice)	Jeremy S. Williams (VA 77469)
KIRKLAND & ELLIS LLP	Brian H. Richardson (VA 92477)
KIRKLAND & ELLIS INTERNATIONAL LLP	KUTAK ROCK LLP
601 Lexington Avenue	901 East Byrd Street, Suite 1000
New York, New York 10022	Richmond, Virginia 23219-4071
Telephone: (212) 446-4800	Telephone: (804) 644-1700
Facsimile: (212) 446-4900	Facsimile: (804) 783-6192
Co-Counsel to the Debtors and Debtors in Possession
Dated: February 12, 2021

[1]

Due to the large number of Debtors in these chapter 11 cases, for which joint administration has been granted, a complete list of the Debtor entities and the last four digits of their federal tax identification numbers is not provided herein. A complete list may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://cases.stretto.com/intelsat. The location of the Debtors’ service address is: 7900 Tysons One Place, McLean, VA 22102.

D.	Insurance Policies	44
E.	Indemnification Provisions	44
F.	Director, Officer, Manager, and Employee Liability Insurance	44
G.	Employee and Retiree Benefits	45
H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	45
I.	Reservation of Rights	46
J.	Nonoccurrence of Effective Date.	46
K.	Contracts and Leases Entered Into After the Petition Date	46

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		46
A.	Timing and Calculation of Amounts to Be Distributed	46
B.	Distributions on Account of Obligations of Multiple Debtors	46
C.	Distribution Agent	47
D.	Rights and Powers of Distribution Agent	47
E.	Delivery of Distributions	48
F.	Manner of Payment	48
G.	Compliance Matters	48
H.	No Postpetition or Default Interest on Claims	48
I.	Allocation Between Principal and Accrued Interest	48
J.	Setoffs and Recoupment	48
K.	Claims Paid or Payable by Third Parties	49

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		49
A.	Allowance of Claims	49
B.	Claims Administration Responsibilities.	50
C.	Adjustment to Claims Without Objection	50
D.	Time to File Objections to Claims or Interests	50
E.	Estimation of Claims	50
F.	Disputed and Contingent Claims Reserve	50
G.	Disallowance of Claims	51
H.	Amendments to Proofs of Claim	51
I.	Reimbursement or Contribution	51
J.	No Distributions Pending Allowance	51
K.	Distributions After Allowance	51

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		52
A.	Compromise and Settlement of Claims, Interests, and Controversies	52
B.	Discharge of Claims	52
C.	Release of Liens	52
D.	Debtor Release	53
E.	Third-Party Release	53
F.	Exculpation	54
G.	Injunction	54
H.	Protection Against Discriminatory Treatment	55
I.	Recoupment	55
J.	Reimbursement or Contribution	55
K.	Term of Injunctions or Stays	55
L.	Document Retention	55

ARTICLE IX. CONDITIONS TO THE EFFECTIVE DATE		55
A.	Conditions Precedent to the Effective Date.	55
B.	Waiver of Conditions to the Effective Date	57
C.	Substantial Consummation	57
D.	Effect of Non-Occurrence of Conditions to Consummation	57

ii

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		57
A.	Modification of Plan	57
B.	Effect of Confirmation on Modifications	57
C.	Revocation or Withdrawal of Plan	57

ARTICLE XI. RETENTION OF JURISDICTION		57

ARTICLE XII. MISCELLANEOUS PROVISIONS		59
A.	Immediate Binding Effect	59
B.	Additional Documents	59
C.	Statutory Fees	60
D.	Payment of Certain Fees and Expenses	60
E.	Reservation of Rights	60
F.	Successors and Assigns	60
G.	Service of Documents	60
H.	Entire Agreement	61
I.	Plan Supplement Exhibits	61
J.	Non-Severability	62
K.	Votes Solicited in Good Faith	62
L.	Waiver or Estoppel	62
M.	Closing of Chapter 11 Cases	62

iii

INTRODUCTION

Intelsat S.A. and its affiliated debtors and debtors in possession in the above-captioned chapter 11 cases (each a “Debtor” and, collectively, the “Debtors”) propose this joint plan of reorganization (together with the documents comprising the Plan Supplement, the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth in Article I.A of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Debtor, as applicable, for the purpose of receiving distributions pursuant to this Plan. While the Plan constitutes a single plan of reorganization for all Debtors, the Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties, operations, projections, risk factors, a summary and description of this Plan, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms

As used in this Plan, capitalized terms have the meanings set forth below.

1. “1145 Securities” means, collectively, the New Common Stock, the CVRs (including New Common Stock issuable thereunder), and the New Warrants (including New Common Stock issued upon exercise of the New Warrants).

2. “2021 and 2023 Lux Senior Notes Trustee” means Delaware Trust Company in its capacity as trustee under the Lux Multi Senior Notes Indenture.

3. “2021 Lux Senior Notes” means those certain 7.75% senior notes due 2021, issued by LuxCo, in an original aggregate principal amount of $2,000,000,000, pursuant to the Lux Multi Senior Notes Indenture.

4. “2023 Jackson Senior Notes” means those certain 5.50% senior notes due 2023, issued by Jackson, in an original aggregate principal amount of $1,985,000,000, pursuant to the 2023 Jackson Senior Notes Indenture.

5. “2023 Jackson Senior Notes Indenture” means that certain indenture, dated as of June 5, 2013, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 2023 Jackson Senior Notes, by and among Jackson, as issuer, certain of the Debtors, as guarantors, and 2023 Jackson Senior Notes Trustee, as trustee.

6. “2023 Jackson Senior Notes Trustee” means U.S. Bank, National Association in its capacity as trustee under the 2023 Jackson Senior Notes Indenture.

7. “2023 Lux Senior Notes” means those certain 8.125% senior notes due 2023, issued by LuxCo, in an original aggregate principal amount of $1,000,000,000, pursuant to the Lux Multi Senior Notes Indenture.

8. “2024 Jackson Senior Notes” means those certain 8.50% senior notes due 2024, issued by Jackson, in an original aggregate principal amount of $2,250,000,000, with a subsequent issuance in an aggregate principal amount of $700,000,000, for a total aggregate principal amount of $2,950,000,000, pursuant to the 2024 Jackson Senior Notes Indenture.

9. “2024 Jackson Senior Notes Indenture” means that certain indenture, dated as of September 19, 2018, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 2024 Jackson Senior Notes, by and among Jackson, as issuer, certain of the Debtors, as guarantors, and 2024 Jackson Senior Notes Trustee, as trustee.

10. “2024 Jackson Senior Notes Trustee” means U.S. Bank, National Association in its capacity as trustee under the 2024 Jackson Senior Notes Indenture.

11. “2024 Lux Senior Notes” means those certain 12.50% senior notes due 2024, issued by LuxCo, in an original aggregate principal amount of $403,325,000, pursuant to the 2024 Lux Senior Notes Indenture.

12. “2024 Lux Senior Notes Indenture” means that certain indenture, dated as of January 6, 2017, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 2024 Lux Senior Notes, by and among LuxCo, as issuer, and 2024 Lux Senior Notes Trustee, as trustee.

13. “2024 Lux Senior Notes Trustee” means Delaware Trust Company in its capacity as trustee under the 2024 Lux Senior Notes Indenture.

14. “2025 Jackson Senior Notes” means those certain 9.75% senior notes due 2025, issued by Jackson, in an original aggregate principal amount of $1,500,000,000, with a subsequent issuance in an aggregate principal amount of $400,000,000, for a total aggregate principal amount of $1,900,000,000, pursuant to the 2025 Jackson Senior Notes Indenture.

15. “2025 Jackson Senior Notes Indenture” means that certain indenture, dated as of July 5, 2017, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 2025 Jackson Senior Notes, by and among Jackson, as issuer, certain of the Debtors, as guarantors, and 2025 Jackson Senior Notes Trustee, as trustee.

16. “2025 Jackson Senior Notes Trustee” means U.S. Bank, National Association in its capacity as trustee under the 2025 Jackson Senior Notes Indenture.

17. “2026 Envision Intercompany Note” means that certain intercompany promissory note due 2026, issued by Envision to Intelsat S.A. on June 18, 2018 in an aggregate principal amount of $150,000,000.

18. “2026 Lux Senior Notes” means those certain 13.5% senior notes due 2026, issued by LuxCo to ICF and Envision on August 16, 2018, in the aggregate principal amount of $1,578,781,000.

19. “8.00% First Lien Notes” means those certain 8.00% senior secured first lien notes due 2024, issued by Jackson, in an original aggregate principal amount of $1,250,000,000, with a subsequent issuance in an aggregate principal amount of $99,700,000, for a total aggregate principal amount of $1,349,700,000, pursuant to the 8.00% First Lien Notes Indenture.

20. “8.00% First Lien Notes Claim” means any Claim arising under the 8.00% First Lien Notes and 8.00% First Lien Notes Indenture.

21. “8.00% First Lien Notes Indenture” means that certain indenture, dated as of March 29, 2016, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 8.00% First Lien Notes, by and among Jackson, as issuer, ICF and the other guarantors from time to time party thereto, as guarantors, and 8.00% First Lien Notes Trustee, as trustee.

22. “8.00% First Lien Notes Trustee” means Wilmington Trust, National Association in its capacity as trustee under the 8.00% First Lien Notes Indenture.

23. “9.50% First Lien Notes” means those certain 9.50% senior secured first lien notes due 2022, issued by Jackson, in an original aggregate principal amount of $490,000,000, pursuant to the 9.50% First Lien Notes Indenture.

24. “9.50% First Lien Notes Claim” means any Claim arising under the 9.50% First Lien Notes and 9.50% First Lien Notes Indenture.

25. “9.50% First Lien Notes Indenture” means that certain indenture, dated as of June 30, 2016, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 9.50% First Lien Notes, by and among Jackson, as issuer, ICF and the other guarantors from time to time party thereto, as guarantors, and 9.50% First Lien Notes Trustee, as trustee.

26. “9.50% First Lien Notes Trustee” means Wilmington Trust, National Association in its capacity as trustee under the 9.50% First Lien Notes Indenture.

27. “Administrative Claim” means a Claim against a Debtor for the costs and expenses of administration of the Chapter 11 Cases arising on or prior to the Effective Date pursuant to sections 328, 330, or 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; and (b) Allowed Professional Fee Claims.

28. “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be 30 days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be 45 days after the Effective Date.

29. “Administrative Claims Objection Bar Date” means the deadline for filing objections to requests for payment of Administrative Claims, which shall be the later of (a) 60 days after the Effective Date and (b) 60 days after the Filing of the applicable request for payment of an Administrative Claim; provided that the Administrative Claims Objection Bar Date may be extended by order of the Bankruptcy Court.

30. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

31. “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim Filed by the Claims Bar Date (or such other date as agreed by the Debtors pursuant to the Bar Date Order) or a request for payment of an Administrative Claim Filed by the Administrative Claims Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim or request for payment of Administrative Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim allowed pursuant to the Plan or a Final Order of the Bankruptcy Court.

32. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

33. “Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Virginia or such other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the Eastern District of Virginia.

34. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

35. “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

36. “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

37. “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) any claim pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

38. “Certificate” means any document, instrument, or other writing evidencing a Claim against or an Interest in the Debtors.

39. “CEO” means Chief Executive Officer of the Equity Issuer.

40. “Chapter 11 Cases” means the cases commenced by the Debtors under chapter 11 of the Bankruptcy Code, which are being jointly administered under Case No. 20-32299 (KLP) in the Bankruptcy Court.

41. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors, whether or not assessed or Allowed.

42. “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Solicitation Agent.

43. “Class” means a category of Holders of Claims or Interests as set forth in Article III pursuant to section 1122(a) of the Bankruptcy Code.

44. “Committee” means the Official Committee of Unsecured Creditors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code, as it may be reconstituted from time to time.

45. “Company Parties” means Intelsat, and each of its direct and indirect subsidiaries listed on Exhibit A to the Plan Support Agreement that have executed and delivered counterpart signature pages to the Plan Support Agreement to counsel to the Consenting Creditors.

46. “Confirmation” means entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

47. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

48. “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider confirmation of the Plan.

49. “Confirmation Objection Deadline” means the deadline by which objections to confirmation of the Plan must be received by the Debtors.

50. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.

51. “Connect Senior Notes” means those certain 9.50% senior notes due 2023, issued by ICF, in an original aggregate principal amount of $1,250,000,000, pursuant to the Connect Senior Notes Indenture.

52. “Connect Senior Notes Claims” means any Claim arising under the Connect Senior Notes and the Connect Senior Notes Indenture.

53. “Connect Senior Notes Indenture” means that certain indenture, dated as of August 16, 2018, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the Connect Senior Notes, by and among ICF, as issuer, Envision and LuxCo, as guarantors, and U.S. Bank, National Association, as trustee.

54. “Connect Senior Notes Trustee” means U.S. Bank, National Association in its capacity as trustee under the Connect Senior Notes Indenture.

55. “Consenting Creditors” means the holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold Claims that have executed and delivered counterpart signature pages to the Plan Support Agreement, a joinder thereto, or a Transfer Agreement to counsel to the Company Parties.

56. “Consenting First Lien Creditors” means the holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold First Lien Claims that have executed and delivered counterpart signature pages to the Plan Support Agreement, a joinder thereto, or a Transfer Agreement to counsel to the Company Parties.

57. “Consummation” means the occurrence of the Effective Date.

58. “Contingent DIP Obligations” means all of the Debtors’ obligations under the DIP Credit Agreement and the DIP Order that are contingent and/or unliquidated as of the Effective Date, other than DIP Claims that are paid in Full in Cash as of the Effective Date and contingent indemnification obligations as to which a Claim has been asserted as of the Effective Date.

59. “Convertible Senior Notes” means those certain 4.50% convertible senior notes due 2025, issued by Intelsat, in an original aggregate principal amount of $402,500,000, pursuant to the Convertible Senior Notes Indenture.

60. “Convertible Senior Notes Claims” means any Claim arising under the Convertible Senior Notes and the Convertible Senior Notes Indenture.

61. “Convertible Senior Notes Indenture” means that certain indenture, dated as of June 18, 2018, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the Convertible Senior Notes, by and among Intelsat, as issuer, Envision, as guarantor, and the Convertible Senior Notes Trustee, as trustee.

62. “Convertible Senior Notes Trustee” means BOKF, National Association in its capacity as trustee under the Convertible Senior Notes Indenture.

63. “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

64. “CVR Agreement” means that certain agreement setting forth the full terms and conditions of the CVRs, the form of which shall be included in the Plan Supplement, consistent with the terms set forth in the CVR Term Sheet, and acceptable to the Debtors and the Required Consenting HoldCo Creditors.

65. “CVR Term Sheet” means that certain term sheet setting forth certain terms and conditions of the CVRs and attached to the Plan Term Sheet as Annex C.

66. “CVRs” means those certain contingent value rights issued pursuant to the Plan and the CVR Agreement and consistent with the terms set forth in the CVR Term Sheet.

67. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) maintained by the Debtors as of the Petition Date for liabilities against any of the Debtors’ current or former directors, managers, and officers, and all agreements, documents, or instruments relating thereto.

68. “Debt Documents” means the (i) DIP Credit Agreement and any amendments, modifications, or supplements thereto, as well as any and all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection the DIP Credit Agreement; (ii) First Lien Credit Agreement and any amendments, modifications, or supplements thereto, as well as any and all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection therewith; (iii) First Lien Notes Indentures and any amendments, modifications, or supplements thereto, as well as any all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection therewith; and (iv) Senior Notes Indentures and any amendments, modifications, or supplements thereto, as well as any and all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection therewith.

69. “Debtor Intercompany Claim” means any Claim held by a Debtor against another Debtor.

70. “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.D of the Plan.

71. “Definitive Documents” means (i) the Plan and the Plan Supplement (and all exhibits, annexes, schedules, ballots, solicitation procedures, and other documents and instruments related thereto, including any implementation of the Claims Settlement), including any “Definitive Documentation” as defined therein and not explicitly so defined herein); (ii) the Confirmation Order; (iii) the Disclosure Statement; (iv) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (v) the New Debt Documents; (vi) the New Warrant Agreements; (vii) the CVR Agreement; (viii) any and all documentation required to implement, issue, and distribute the New Common Stock, New Debt, CVRs, or New Warrants, including any material disclosure documents related thereto; (ix) the Management Incentive Plan; (xi) the New Corporate Governance Documents, and (xii) any and all other material documents, deeds, agreements, filings, notifications, letters or instruments necessary or required to consummate the Restructuring Transactions (including any exhibits, amendments, modifications, or supplements made from time to time thereto), in each case consistent with this Plan and the Plan Support Agreement including any consent rights contained therein.

72. “Dilution Principles” means the following principles setting forth the dilutive effect of consideration issued pursuant to the Plan: (a) New Common Stock issued on the Effective Date pursuant to the Plan shall be subject to dilution of up to (i) eight percent (8%) by shares of New Common Stock issued pursuant to the exercise of the Series A Warrants, (ii) one and a half percent (1.5%) by shares of New Common Stock issued pursuant to the exercise of the Series B Warrants, (iii) an uncapped amount by shares of New Common Stock issued pursuant to the CVR Agreement, and (iv) ten percent (10%) by shares issued pursuant to the Management Incentive Plan; (b) New Common Stock issued pursuant to the exercise of the Series A Warrants will be subject to dilution of up to (i) one and a half percent (1.5%) by shares of New Common Stock issued pursuant to the exercise of the Series B Warrants, (ii) an uncapped amount by shares of New Common Stock issued pursuant to the CVR Agreement, and (iii) ten percent (10%) by shares of New Common Stock issued pursuant to the Management Incentive Plan; (c) New Common Stock issued pursuant to the exercise of the Series B Warrants will be subject to dilution of up to (i) an uncapped amount by shares of New Common Stock issued pursuant to the CVR Agreement and (ii) ten percent (10%) by shares of New Common Stock issued pursuant to the Management Incentive Plan; and (d) New Common Stock issued pursuant to the Management Incentive Plan shall not be subject to any dilution.

73. “DIP Agent” means Credit Suisse AG, Cayman Islands Branch in its capacity as administrative agent and collateral agent under the DIP Credit Agreement.

74. “DIP Backstop Agreement” means that certain amended and restated backstop commitment agreement, dated June 1, 2020 among the DIP Borrower and certain of the Prepetition Secured Parties.

75. “DIP Borrower” means Jackson.

76. “DIP Claim” means any Claim arising under, derived from or based upon the DIP Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges arising under the DIP Credit Agreement.

77. “DIP Credit Agreement” means that certain Superpriority Secured Debtor In Possession Credit Agreement, dated as of June 17, 2020, among the DIP Debtors, the DIP Agent, and Credit Suisse Loan Funding LLC, as lead arranger, as amended, amended and restated, supplemented, or modified from time to time.

78. “DIP Debtors” means collectively, the DIP Borrower and the DIP Guarantors.

79. “DIP Documents” means the DIP Credit Agreement and any amendments, modifications, or supplements thereto, as well as any all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection the DIP Credit Agreement, and the DIP Backstop Agreement.

80. “DIP Facility” means that certain $1 billion new money multi-draw debtor-in-possession term loan credit facility provided by the DIP Lenders on the terms of, and subject to the conditions set forth in, the DIP Credit Agreement and approved by the Bankruptcy Court pursuant to the DIP Order.

81. “DIP Guarantors” means the Debtors and their affiliates that unconditionally guaranteed, on a joint and several basis, the DIP Borrower’s obligations in connection with the DIP Facility.

82. “DIP Lenders” means, collectively, the banks, financial institutions, and other lenders party to the DIP Credit Agreement from time to time, each solely in their capacity as such.

83. “DIP Obligations” has the meaning given to the defined term “Credit Agreement Obligations” in the DIP Credit Agreement.

84. “DIP Order” means the Final Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Liens and Providing Superpriority Administrative Expense Claims, (D) Granting Adequate Protection to the Prepetition Secured Parties, (E) Modifying the Automatic Stay, and (F) Granting Related Relief entered by the Bankruptcy Court in the Chapter 11 Cases on June 9, 2020 at docket number 285.

85. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law and approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

86. “Disinterested Directors and Managers” means the disinterested directors and managers of Jackson, ICF, Envision, LuxCo, and Intelsat.

87. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest, or any portion thereof, (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code, or (b) for which a Proof of Claim or Proof of Interest or a motion for payment has been timely filed with the Bankruptcy Court, to the extent the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order; provided, however, that in no event shall a Claim that is deemed Allowed pursuant to this Plan be a Disputed Claim.

88. “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity or Entities designated by the Reorganized Debtors to make or to facilitate distributions that are to be made pursuant to the Plan.

89. “Distribution Record Date” means the date for determining which Holders of Allowed Claims and Allowed Interests are eligible to receive distributions pursuant to the Plan.

90. “DTC” means the Depository Trust Company.

91. “Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

92. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

93. “Envision” means Intelsat Envision Holdings LLC, a limited liability company formed under the laws of the state of Delaware.

94. “Envision Unsecured Recovery” means (i) after payment of Restructuring Expenses and funding of the professional fee escrow for the payment of Professional Fees Claims allocated in accordance with the Plan Term Sheet, all remaining Cash at Envision; provided, however, that (a) seventy percent (70%) of such Cash shall be distributed Pro Rata to Holders of the Connect Senior Notes Claims and (b) thirty percent (30%) of such Cash shall be distributed Pro Rata to Holders of the Convertible Senior Notes Claims, (ii) 18.264% of the Series A Warrants, and (iii) 18.264% of the Series B Warrants; provided that each of (ii)–(iii) shall be subject to dilution pursuant to the Dilution Principles. For the avoidance of doubt, (a) the Envision Unsecured Recovery incorporates the value that would have been received by Envision attributable to any and all Intercompany Claims as if such Intercompany Claim was settled, and (b) holders of Intercompany Claims shall not receive any distribution from the Envision Unsecured Recovery.

95. “Equity Issuer” means Intelsat, Holdings, or Jackson, as applicable, or any other Reorganized Debtor or Affiliate designated by the Debtors subject to the consent rights set forth in the Plan Support Agreement, or any successor or assign, by merger, consolidation, reorganization, or otherwise on or after the Effective Date.

96. “Equity Issuer Board” means the board of directors (or other applicable governing body) of the Equity Issuer.

97. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

98. “Estate” means the estate created on the Petition Date for the Debtor in its Chapter 11 Case pursuant to sections 301 and 541 of the Bankruptcy Code and all property (as defined in section 541 of the Bankruptcy Code) acquired by the Debtor after the Petition Date through and including the Effective Date.

99. “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each of the First Lien Lenders; (d) each of the First Lien Noteholders; (e) the First Lien Agent; (f) the Indenture Trustee; (g) the Prepetition Collateral Trustee; (h) the DIP Agent; (i) each of the DIP Lenders; (j) the Jackson Ad Hoc Group, and each member thereof; (k) the HoldCo Creditor Ad Hoc Group, and each member thereof; (l) the Jackson First Lien Noteholder Group, and each member thereof; (m) each Consenting Creditor; (n) each current and former Affiliate of each Entity in clause (a) through the following clause (o); and (o) each Related Party of each Entity in clause (a) through this clause (o).

100. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

101. “FCC” means the Federal Communications Commission, including any official bureau or division thereof acting on delegated authority, and any successor Governmental Unit performing functions similar to those performed by the Federal Communications Commission on the Effective Date.

102. “FCC Applications” means, collectively, each requisite application, petition, or other request filed or to be filed with the FCC in connection with the Restructuring Transactions or this Plan.

103. “FCC Approval” means the FCC’s grant of the FCC Applications.

104. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Solicitation Agent.

105. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

106. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified, or amended, vacated or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument, or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied, or resulted in no modification of such order, and such time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided, that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules may be filed relating to such order, shall not cause an order not to be a Final Order.

107. “First Lien Agent” means Bank of America, N.A., acting through such of its affiliates or branches as it may designate, in its capacity as administrative agent under the First Lien Credit Agreement, or any successor administrative agent or collateral agent as permitted by the terms set forth in the First Lien Credit Agreement.

108. “First Lien Agent Representatives” means Cahill Gordon & Reindel LLP and Vogel & Cromwell, L.L.C. as counsel and local counsel, respectively, to the First Lien Agent.

109. “First Lien Claims” means, collectively, the First Lien Notes Claims and the Term Loan Facility Claims.

110. “First Lien Credit Agreement” means that certain credit agreement, dated as of January 12, 2011, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, by and among the Jackson as borrower, ICF (as successor to LuxCo), as guarantor, the First Lien Lenders, and the First Lien Agent.

111. “First Lien Lenders” means, collectively, the banks, financial institutions, and other lenders party to the First Lien Credit Agreement from time to time, each solely in their capacity as such.

112. “First Lien Noteholders” means, collectively, the banks, financial institutions, and other holders of the First Lien Notes, each solely in their capacity as such.

113. “First Lien Notes” means, collectively, the 8.00% First Lien Notes and the 9.50% First Lien Notes.

114. “First Lien Notes Claim” means any Claim arising under the First Lien Notes and First Lien Notes Indentures.

115. “First Lien Notes Recovery” means Cash in an aggregate amount consistent with the Secured Creditor Settlement; provided, however, for the avoidance of doubt, no payments in connection with the Secured Creditor Settlement shall be made out of the deposit accounts of the HoldCos.

116. “First Lien Notes Indentures” means, collectively, the 8.00% First Lien Notes Indenture and the 9.50% First Lien Notes Indenture.

117. “First Lien Notes Trustees” means, collectively, the 8.00% First Lien Notes Trustee and the 9.50% First Lien Notes Trustee.

118. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

119. “GUC Claims” means any Unsecured Claim that is not a Connect Senior Notes Claim, Convertible Senior Notes Claim, Lux Senior Notes Claim, or Jackson Senior Notes Claim.

120. “HoldCo Creditor Ad Hoc Group” means the ad hoc group of certain creditors represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and advised by Ducera Partners LLC.

121. “HoldCo Intercompany Claims” means any Claim that may be asserted against any HoldCo or Jackson by any other HoldCo or Jackson.

122. “HoldCo Senior Notes” means, collectively, the: (i) Lux Senior Notes; (ii) Connect Senior Notes; and (iii) Convertible Senior Notes.

123. “HoldCos” means, each of ICF, Envision, LuxCo, Investments, Holdings, Holdings SARL, and Intelsat.

124. “Holder” means an Entity holding a Claim against or an Interest in any Debtor.

125. “Holdings” means Intelsat Holdings S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg.

126. “Holdings SARL” means Intelsat Investment Holdings S.à.r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg.

127. “Holdings SARL Unsecured Recovery” means any remaining Cash at Holdings SARL.

128. “Holdings Unsecured Recovery” means any remaining Cash at Holdings.

129. “ICF” means Intelsat Connect Finance S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg.

130. “ICF Unsecured Recovery” means (i) after payment of Restructuring Expenses and funding of the professional fee escrow for the payment of Professional Fees Claims allocated in accordance with this Plan Term Sheet, all remaining Cash at ICF, (ii) (3.043%) of New Common Stock, (iii) 69.944% of the Series A Warrants, (iv) 69.944% of the Series B Warrants, and (v) one hundred percent (100%) of the CVRs; provided that each of (ii)–(v) shall be subject to dilution pursuant to the Dilution Principles. For the avoidance of doubt, (a) the ICF Unsecured Recovery incorporates the value that would have been received by ICF attributable to any and all Intercompany Claims as if such Intercompany Claim was settled, and (b) Holders of Intercompany Claims shall not receive any distribution from the ICF Unsecured Recovery.

131. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

132. “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place immediately prior to the Effective Date whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, equityholders, attorneys, other professionals, and agents and such current and former directors, officers, and managers’ respective Affiliates.

133. “Indenture Trustees” means, collectively, the 2021 and 2023 Lux Senior Notes Trustee, the Connect Senior Notes Trustee, the 2023 Jackson Senior Notes Trustee, the 2024 Jackson Senior Notes Trustee, the 2024 Lux Senior Notes Trustee, the 2025 Jackson Senior Notes Trustee, the Convertible Senior Notes Trustee, the 8.00% First Lien Notes Trustee, and the 9.50% First Lien Notes Trustee.

134. “Intelsat” means Intelsat S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg.

135. “Intercompany Claims” means, collectively, the Debtor Intercompany Claims, the Non-Debtor Intercompany Claims, the HoldCo Intercompany Claims, the Jackson Intercompany Claims, and the Other Intercompany Claims.

136. “Intercompany Interest” means an Interest held by a Debtor or an Affiliate of a Debtor.

137. “Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor, and any claim against or interest in the Debtors subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

138. “Investments” means Intelsat Investments S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg.

139. “Investments Unsecured Recovery” means any remaining Cash at Investments.

140. “Jackson” means Intelsat Jackson Holdings S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg.

141. “Jackson Ad Hoc Group” means the ad hoc group of certain creditors represented by Akin Gump Strauss Hauer & Feld LLP and advised by Centerview Partners LLC.

142. “Jackson Crossover Ad Hoc Group” means the ad hoc group of certain creditors represented by Jones Day and advised by Houlihan Lokey Capital, Inc.

143. “Jackson Debtors” means, collectively, Jackson and Jackson Subsidiaries.

144. “Jackson First Lien Noteholder Group” means the ad hoc group of certain creditors represented by Wilmer Cutler Pickering Hale and Dorr LLP.

145. “Jackson Intercompany Claims” means any Claim that may be asserted against Jackson or any Jackson Subsidiary by any other Jackson Subsidiary or Jackson.

146. “Jackson Senior Notes” means, collectively, the 2023 Jackson Senior Notes, the 2024 Jackson Senior Notes, and the 2025 Jackson Senior Notes.

147. “Jackson Senior Notes Claim” means any Claim arising under the Jackson Senior Notes Indentures.

148. “Jackson Senior Notes Indentures” means, collectively, the 2023 Jackson Senior Notes Indenture, the 2024 Jackson Senior Notes Indenture, and the 2025 Jackson Senior Notes Indenture.

149. “Jackson Subsidiaries” means any Debtor-subsidiary of Jackson.

150. “Jackson Unsecured Recovery” means, in accordance with the allocation of value to each Jackson Debtor as set forth in the Disclosure Statement, not less than (i) 95 percent (95%) of New Common Stock, subject to dilution pursuant to the Dilution Principles and (ii) $500 million of the Cash proceeds of the New Term Loan and/or New Secured Notes.

151. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

152. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

153. “Lux Multi Senior Notes Indenture” means that certain indenture, dated as of April 5, 2013, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for, among others, the 2021 Lux Senior Notes and the 2023 Lux Senior Notes, by and among LuxCo, as issuer, Intelsat, as guarantor, and the 2021 and 2023 Lux Senior Notes Trustee, as trustee.

154. “Lux Senior Notes” means, collectively, the 2021 Lux Senior Notes, the 2023 Lux Senior Notes, and the 2024 Lux Senior Notes.

155. “Lux Senior Notes Claims” means any Claim arising under the Lux Senior Notes Indentures.

156. “Lux Senior Notes Indentures” means, collectively, the Lux Multi Senior Notes Indenture and the 2024 Lux Senior Notes Indenture.

157. “LuxCo” means Intelsat (Luxembourg) S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg.

158. “LuxCo Unsecured Recovery” means (i) after payment of Restructuring Expenses and funding of the professional fee escrow for the payment of Professional Fees Claims allocated in accordance with this Plan Term Sheet, all remaining Cash at LuxCo, (ii) 1.957% of New Common Stock, (iii) 11.792% of the Series A Warrants, and (iv) 11.792% of the Series B Warrants; provided that each of (ii)–(iv) shall be subject to dilution pursuant to the Dilution Principles. For the avoidance of doubt, (a) the LuxCo Unsecured Recovery incorporates the value that would have been received by LuxCo attributable to any and all Intercompany Claims as if such Intercompany Claim was settled, and (b) holders of Intercompany Claims shall not receive any distribution from the LuxCo Unsecured Recovery.

159. “Management Incentive Plan” means the management incentive plan implemented by the Equity Issuer on the Effective Date in accordance with the terms of the Management Incentive Plan Term Sheet.

160. “Management Incentive Plan Term Sheet” means that certain management incentive plan term sheet setting forth the terms of the Management Incentive Plan and attached to the Plan Term Sheet as Annex B.

161. “Net Funded Debt” means the aggregate principal amount of New Term Loans and New Secured Notes outstanding immediately after the Effective Date minus the amount of cash on the Reorganized Debtors’ balance sheet immediately after the Effective Date; provided, however, that in no event shall the aggregate principal amount of New Term Loans and New Secured Notes outstanding immediately after the Effective Date exceed $7.5 billion in the aggregate.

162. “New Capital Structure” means the capital structure for the Reorganized Debtors and their subsidiaries, which shall be obtained through the Debtors’ commercially reasonable efforts prior to the Effective Date and which shall provide for not more than $7.0 billion of Net Funded Debt and a revolving credit facility for up to $750 million of availability, and which may be comprised of the New Secured Notes and/or the New Term Loan Facility.

163. “New Common Stock” means the common stock of the Equity Issuer to be issued upon the Effective Date in accordance with the Plan.

164. “New Corporate Governance Documents” means the form of certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement, shareholders’ agreement, or such other applicable formation, organizational, and governance documents (if any) of the Equity Issuer, including any certificates of designation, forms of which shall be included in the Plan Supplement.

165. “New Debt” means collectively, the New Revolver, the New Term Loan, and the New Secured Notes, as applicable, issued as part of the New Capital Structure.

166. “New Debt Agreements” means the indentures or loan agreements governing the New Debt, the form of which shall be included in the Plan Supplement.

167. “New Debt Documents” means, collectively, the New Debt Agreements, and all other agreements, documents, and instruments evidencing or securing the New Debt, to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents).

168. “New Revolver” means that certain revolving credit facility for up to $750 million of availability, to be issued pursuant to the Plan and the New Debt Documents, which will be secured by a first lien on substantially all of the Reorganized Debtors’ assets, subject to customary exclusions, and which will be undrawn as of the Effective Date.

169. “New Secured Notes” means, collectively, those certain first lien notes and/or those certain second lien notes, as applicable, constituting part of the New Capital Structure, which will be funded on the Effective Date pursuant to the Plan and the New Debt Documents.

170. “New Securities” means, collectively, the New Common Stock, the New Secured Notes, if applicable, the CVRs, and the New Warrants.

171. “New Series A Warrant Agreement” means that certain agreement setting forth the full terms and conditions of the Series A Warrants, the form of which shall be included in the Plan Supplement and acceptable to the Required Consenting HoldCo Creditors.

172. “New Series A Warrants” means warrants issued pursuant to the Plan and the Series A Warrant Agreement and consistent with the terms set forth in the New Warrants Term Sheet.

173. “New Series B Warrant Agreement” means that certain agreement setting forth the full terms and conditions of the Series A Warrants, the form of which shall be included in the Plan Supplement and acceptable to the Required Consenting HoldCo Creditors.

174. “New Series B Warrants” means those certain warrants issued pursuant to the Plan and the Series B Warrant Agreement and consistent with the terms set forth in the New Warrants Term Sheet.

175. “New Term Loan” means, that certain secured term loan facility, if applicable, constituting part of the Reorganized Debtors’ New Capital Structure, which will be funded on the Effective Date pursuant to the Plan and the New Debt Documents.

176. “New Warrants” means, collectively, the New Series A Warrants and the New Series B Warrants .

177. “New Warrants Agreements” means, collectively the New Series A Warrant Agreement and the New Series B Warrant Agreement.

178. “New Warrants Term Sheet” means that certain term sheet setting forth certain terms of the New Warrants.

179. “Non-Debtor Intercompany Claim” means any Claim held by a non-Debtor Affiliate of the Debtors against a Debtor.

180. “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

181. “Other Intercompany Claim” means any Claim that may be asserted against any HoldCo by any Jackson Subsidiary or against any Jackson Subsidiary by any HoldCo.

182. “Other Secured Claim” means any Secured Claim, other than a DIP Claim and a First Lien Claim.

183. “PBGC” means the Pension Benefit Guaranty Corporation.

184. “Pension Plan” means the Intelsat Staff Retirement Plan.

185. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

186. “Petition Date” means May 13, 2020.

187. “Plan Supplement” means the compilation of documents and forms and/or term sheets of documents, agreements, schedules, and exhibits to the Plan that will be Filed by the Debtors with the Bankruptcy Court prior to the Effective Date, each of which shall be consistent in all material respects with the Plan Support Agreement (to the extent applicable) and subject to the consent rights set forth in the Plan Support Agreement.

188. “Plan Support Agreement” means that certain plan support agreement, dated as of February 11, 2021 (as may be further amended, supplemented or modified pursuant to the terms thereof), by and among the Company Parties and the Consenting Creditors.

189. “Plan Term Sheet” means the term sheet attached to the Plan Support Agreement as Exhibit B.

190. “Prepetition Collateral Trustee” means, Wilmington Trust, National Association, in its capacity as collateral trustee under the applicable Prepetition First Lien Debt Documents.

191. “Prepetition First Lien Debt Documents” means the First Lien Credit Agreement and any amendments, modifications, or supplements thereto, as well as any all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection therewith; and the First Lien Notes Indentures and any amendments, modifications, or supplements thereto, as well as any all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection therewith.

192. “Prepetition Secured Parties” means, collectively, the First Lien Lenders and the First Lien Noteholders.

193. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

194. “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

195. “Professional” means an Entity: (a) retained in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 363, and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

196. “Professional Fee Claims” means all Claims for accrued, contingent, and/or unpaid fees and expenses (including transaction and success fees) incurred by a Professional in the Chapter 11 Cases on or after the Petition Date and through and including the Confirmation Date that the Bankruptcy Court has not denied by Final Order. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Professional Fee Claims.

197. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on or before the Effective Date in an amount equal to the Professional Fee Escrow Amount.

198. “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses Professionals estimate they have incurred or will incur in rendering services in connection with the Chapter 11 Cases prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.C of the Plan.

199. “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases by the applicable Claims Bar Date.

200. “Proof of Interest” means a proof of Interest filed in any of the Debtors in the Chapter 11 Cases.

201. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

202. “Rejected Executory Contract and Unexpired Lease List” means the list as determined by the Debtors or the Reorganized Debtors, as applicable, of certain Executory Contracts and Unexpired Leases to be rejected by the Reorganized Debtors pursuant to the Plan, which list, as may be amended from time to time, shall be included in the Plan Supplement.

203. “Related Party” means, each of, and in each case in its capacity as such, current and former directors, managers, officers, investment committee members, special or other committee members, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or special committee member or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

204. “Released Parties” means collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each of the First Lien Lenders; (d) each of the First Lien Noteholders; (e) the First Lien Agent; (f) the Indenture Trustees; (g) the Prepetition Collateral Trustee; (h) the DIP Agent; (i) each of the DIP Lenders; (j) the Jackson Ad Hoc Group, and each member thereof; (k) the HoldCo Creditor Ad Hoc Group, and each member thereof; (l) the Jackson First Lien Noteholder Group and each member thereof; (m) each Consenting Creditor; (n) each current and former Affiliate of each Entity in clause (a) through the following clause (m); and (o) each Related Party of each Entity in clause (a) through this clause (o); provided that any holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”

205. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each of the First Lien Lenders; (d) each of the First Lien Noteholders; (e) the First Lien Agent; (f) the Indenture Trustees; (g) the Prepetition Collateral Trustee; (h) the DIP Agent; (i) each of the DIP Lenders; (j) the Jackson Ad Hoc Group, and each member thereof; (k) the HoldCo Creditor Ad Hoc Group, and each member thereof; (l) the Jackson First Lien Noteholder Group and each member thereof; (m) each Consenting Creditor; (n) each Holder of a Claim; (o) each Holder of an Interest; (p) all holders of Impaired Claims who voted to accept the Plan; (q) all holders of Impaired Claims who abstained from voting on the Plan or voted to reject the Plan but did not timely opt out of or object to the applicable release; (r) all holders of Unimpaired Claims who did not timely opt out of or object to the applicable release; (s) all holders of Interests; (t) each current and former Affiliate of each Entity in clause (a) through the following clause (u); and (u) each Related Party of each Entity in clause (a) through this clause (u); provided that an Entity shall not be a Releasing Party if, in the cases of clauses (n) through (s) and each current and former Affiliates thereof, such Entity elects to opt out of the releases contained in the Plan or timely objects to the releases contained in the Plan and such objection is not resolved before Confirmation; provided further that any such Entity shall be identified by name as a non-Releasing Party in the Confirmation Order.

206. “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including the Equity Issuer.

207. “Required Consenting Creditors” has the meaning set forth in the Plan Support Agreement.

208. “Required Consenting HoldCo Creditors” has the meaning set forth in the Plan Support Agreement.

209. “Restructuring Expenses” means, collectively, the fees and expenses of the professionals to be paid by the Company Parties pursuant to the Plan Support Agreement or as adequate protection pursuant to the DIP Order.

210. “Restructuring Steps Memorandum” means the summary of transaction steps to complete the restructuring contemplated by the Plan, which shall be included in the Plan Supplement.

211. “Restructuring Transactions” means the transactions described in Article IV. of the Plan.

212. “Retiree Medical Plans” means, collectively, (a) that certain medical plan provided by the Debtors for the benefit of certain of their retired former employees pursuant to medical plan documents adopted by the Debtors and (b) that certain medical plan provided by the Debtors for the benefit of certain of their retired former employees pursuant to a consent decree in Morales et al. v. Intelsat Global Service Corp., 04-cv-1044 (D. D.C.).

213. “S.A. GUC Recovery” means, after payment of Restructuring Expenses and funding of the Professional Fee Escrow Account for the payment of Professional Fees Claims allocated in accordance with the Plan, any remaining Cash at Intelsat S.A. (Pro Rata with the Cash distributed pursuant to the S.A. Unsecured Recovery). Pursuant to the settlements embodied in the Plan, Intelsat S.A. will receive $37.5 million in Cash from the proceeds of the New Debt on the Effective Date. For the avoidance of doubt, (a) the S.A. GUC Recovery incorporates any value that would have been received by Intelsat S.A. attributable to any and all Intercompany Claims, including that certain 2026 Envision Intercompany Note, as if such Intercompany Claim was settled, and (b) holders of Intercompany Claims shall not receive any distribution from the S.A. GUC Recovery.

214. “S.A. Unsecured Recovery” means, after payment of Restructuring Expenses and funding of the Professional Fee Escrow Account for the payment of Professional Fees Claims allocated in accordance with the Plan, any remaining Cash at Intelsat S.A. (Pro Rata with the Cash distributed pursuant to the S.A. GUC Recovery) Pursuant to the settlements embodied in the Plan, Intelsat S.A. will receive $37.5 million in Cash from the proceeds of the New Debt on the Effective Date. For the avoidance of doubt, (a) the S.A. Unsecured Recovery incorporates any value that would have been received by Intelsat S.A. attributable to any and all Intercompany Claims, including that certain 2026 Envision Intercompany Note, as if such Intercompany Claim was settled, and (b) holders of Intercompany Claims shall not receive any distribution from the S.A. Unsecured Recovery.

215. “SEC” means the Securities and Exchange Commission.

216. “Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

217. “Secured Creditor Settlement” means that certain settlement between the Debtors and the Prepetition Secured Parties as set forth in the Secured Settlement Term Sheet and incorporated into the Plan as described in Article IV.B of the Plan.

218. “Secured Creditor Settlement Term Sheet” means that certain term sheet, attached to the Plan Support Agreement, setting forth the terms and conditions of the Secured Creditor Settlement.

219. “Secured Tax Claim” means any Secured Claim that, absent its Secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

220. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

221. “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

222. “Senior Notes” means, collectively, the: (i) Jackson Senior Notes; (ii) Lux Senior Notes; (iii) Connect Senior Notes; and (iv) Convertible Senior Notes.

223. “Senior Notes Indenture Trustees” means, collectively, the 2021 and 2023 Lux Senior Notes Trustee, the Connect Senior Notes Trustee, the 2023 Jackson Senior Notes Trustee, the 2024 Jackson Senior Notes Trustee, the 2024 Lux Senior Notes Trustee, the 2025 Jackson Senior Notes Trustee, and the Convertible Senior Notes Trustee.

224. “Senior Notes Indentures” means, collectively, the: (i) Jackson Senior Notes Indentures; (ii) Lux Senior Notes Indentures; (iii) Connect Senior Notes Indenture; and (iv) Convertible Senior Notes Indenture.

225. “Solicitation Agent” means Bankruptcy Management Solutions, Inc. d/b/a Stretto, the notice, claims, and solicitation agent retained by the Debtors for the Chapter 11 Cases.

226. “Solicitation Materials” means all solicitation materials with respect to the Plan, including the Disclosure Statement and related ballots.

227. “Special Meeting” means any annual, extraordinary or other general meeting of the shareholders (or equivalent meeting or convention of equity- or securityholders) of Intelsat S.A. or any of its Affiliates to, among other things, (i) authorize additional share capital as may be necessary or advisable to effectuate the Restructuring Transactions; (ii) amend the New Corporate Governance Documents, their predecessor documents, or similar governing document of Intelsat S.A. or any of its Affiliates as may be necessary or advisable to effectuate the Restructuring Transactions; (iii) accept the resignation of existing directors; (iv) elect new directors as set forth in the Corporate Governance Term Sheet; or (v) approve any other proposals that the Debtors deem necessary or advisable in connection therewith or otherwise in order to effectuate the Restructuring Transactions.

228. “Taxes” means any and all U.S. federal, state or local, or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax) and any interest, penalty, or addition thereto, whether disputed or not, imposed on the Debtors or Reorganized Debtors, as applicable, resulting from the Restructuring Transactions.

229. “Term Loan Facility” means that certain prepetition first lien term loan facility provided for under the First Lien Credit Agreement.

230. “Term Loan Facility Claim” means any Claim arising under the Term Loan Facility and the First Lien Credit Agreement.

231. “Term Loan Recovery” means Cash in an aggregate amount consistent with the Secured Creditor Settlement; provided, however, for the avoidance of doubt, no payments in connection with the Secured Creditor Settlement shall be made out of the deposit accounts of the HoldCos.

232. “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.E of the Plan.

233. “Transfer Agreement” means an executed form of the transfer agreement providing among other things, that a transferee is bound by the terms of the Plan Support Agreement.

234. “U.S. Trustee” means the Office of the United States Trustee for the Eastern District of Virginia.

235. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

236. “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

237. “Unsecured Claim” means any Claim that is not an Administrative Claim, DIP Claim, Secured Claim, Secured Tax Claim, Other Secured Claim, Priority Tax Claim, Other Priority Claim, Intercompany Claim, or GUC Claim.

B.	Rules of Interpretation

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) except as otherwise provided in the Plan, any reference herein to an existing document, schedule or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the Plan or the Confirmation Order, as applicable; (c) unless otherwise specified herein, all references herein to “Articles” are references to Articles of the Plan; (d) unless otherwise stated herein, the words “herein,” “hereof,” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (e) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (f) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (g) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the Plan;

(h) any capitalized term used herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (i) any docket number references in the Plan shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases; (j) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like as applicable; (k) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (l) any effectuating provisions may be interpreted by the Debtors, or after the Effective Date, the Reorganized Debtors in their sole discretion in a manner consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (m) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Computation of Time

Unless otherwise specifically stated in the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed in the Plan. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control).

E.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Documents

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan Supplement shall control. In the event of any inconsistency between any of the Plan, Plan Supplement, or the Disclosure Statement on the one hand, and the Confirmation Order on the other hand, the Confirmation Order shall control.

H.	Consent Rights

Notwithstanding anything herein to the contrary, any and all consent rights of the parties to the Plan Support Agreement set forth in the Plan Support Agreement with respect to the form and substance of this Plan, the Definitive Documents, all exhibits to the Plan and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such agreements and documents and to the Plan Support Agreement, and any consents, waivers, or other deviations under or from any such documents and the Plan Support Agreement, shall be incorporated herein by this reference (including to the applicable definitions in Article I, Section A hereof) and be fully enforceable as if stated in full herein.

ARTICLE II.

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.

A.	DIP Claims

All DIP Claims shall be deemed Allowed as of the Effective Date in an amount equal to (i) the principal amount outstanding under the DIP Facility on such date, (ii) all interest accrued and unpaid thereon to the date of payment, (iii) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the DIP Credit Agreement and the DIP Order, and (iv) all other DIP Obligations as provided for in the DIP Credit Agreement other than Contingent DIP Obligations, which shall otherwise survive the Effective Date and shall be paid in full in Cash as soon as reasonably practicable after they become due and payable under the DIP Documents. Except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, each such Allowed DIP Claim shall receive on the Effective Date payment in full in Cash of such Holder’s Allowed DIP Claim. All reasonable and documented unpaid fees and expenses of the DIP Agent, including reasonable and documented fees, expenses, and costs of its advisors, shall be paid in Cash on the Effective Date. Contemporaneously with the foregoing receipt of payment in full in Cash of the Allowed DIP Claims, except with respect to Contingent DIP Obligations under the DIP Credit Agreement (which contingent obligations shall survive the Effective Date and shall continue to be governed by the DIP Credit Agreement), the DIP Facility, the DIP Credit Agreement, and all related loan documents shall be deemed cancelled, all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case without further action by the DIP Agent or the DIP Lenders and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the DIP Claims shall be automatically discharged and released, in each case without further action by the DIP Agent or the DIP Lenders. The DIP Agent and the DIP Lenders shall take all actions to effectuate and confirm such termination, release, and discharge as reasonably requested by the Debtors or the Reorganized Debtors, as applicable. For the avoidance of doubt, no DIP Claims shall be paid out of the deposit accounts of the HoldCos.

B.	Administrative Claims

Unless otherwise agreed to by the Holders of an Allowed Administrative Claim and the Debtors, or the Reorganized Debtors, or as otherwise set forth in an order of the Bankruptcy Court (including pursuant to the procedures specified therein), as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed as of the Effective Date, on or as soon as reasonably practicable after the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than ninety days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

C.	Professional Fee Claims

1.	Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

2.	Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than sixty days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The amount of the Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

Following the Effective Date, the Disinterested Directors and Managers shall retain authority solely with respect to matters related to Professional Fee Claim requests by Professionals acting at their direction in accordance with the terms of the Plan. Further, the Disinterested Directors and Managers, in such capacity, shall not have any of their respective privileged and confidential documents, communications or information transferred (or deemed transferred) to the Reorganized Debtors.

The following funding of the Professional Fee Escrow Amount for Allowed Professional Fee Claims and the payment of Restructuring Expenses shall be paid from the Cash on hand at the HoldCos on the Effective Date:

•

one hundred percent (100%) of Allowed Professional Fee Claims for Professionals (i) retained by the HoldCos’ Disinterested Directors and Managers, and (ii) retained by the Debtors exclusively for the benefit of the HoldCos; provided, that such Allowed Professional Fee Claims shall be paid (a) first from any Cash on hand on the Effective Date of the Debtor that retained such professional, (b) second, to the extent of any remaining unsatisfied Allowed Professional Fee Claims, from any Cash on hand on the Effective Date of any other Debtor that was a co-obligor of the HoldCo Senior Notes issued by the Debtor that retained such professionals, and (c) third, to the extent of any remaining unsatisfied Allowed Professional Fee Claims, pro rata from the Cash on hand on the Effective Date of any other HoldCos;

•

one hundred percent (100%) of the Restructuring Expenses of the HoldCo Creditor Ad Hoc Group; provided that such expenses shall be paid pro rata from Cash on hand on the Effective Date at Envision and ICF; and

•

twenty-three percent (23%) of (i) Allowed Professional Fee Claims for Professionals retained by the Debtors (other than any Professionals for which the Jackson Debtors are solely responsible for payment), and (ii) Allowed Professional Fee Claims for professionals retained by any official committee appointed in the Chapter 11 Cases; provided that such expenses shall be paid pro rata from Cash on hand on the Effective Date of the HoldCos.

For the avoidance of doubt, no other professional fees and expenses shall be paid from Cash on hand at the HoldCos. For purposes of determining any “pro rata” payment of Allowed Professional Fee Claims and Restructuring Expenses from Cash on hand at the HoldCos on the Effective Date, (i) payment shall be allocated based on the amount of Cash on hand at each applicable HoldCo on the Effective Date and (ii) such Cash on the Effective Date shall include, in the case of Intelsat S.A., the proceeds of the New Term Loan and New Secured Notes provided for in the S.A. Unsecured Recovery. For example, if Envision has $10 and ICF has $5, then Envision’s pro rata share shall be 66.67% and ICF’s pro rata share shall be 33.33%.

The following Allowed Professional Fee Claims and Restructuring Expenses shall be paid from the Cash on hand at the Jackson Debtors on the Effective Date:

•

one hundred percent (100%) of Allowed Professional Fee Claims for Professionals (i) retained by the Jackson Debtors’ Disinterested Directors and Managers, and (ii) retained by the Debtors exclusively for the benefit of the Jackson Debtors.

•	one hundred percent (100%) of the Restructuring Expenses of the Jackson Ad Hoc Group, the Jackson Crossover Ad Hoc Group, and the Jackson First Lien Noteholder Group; and

•

seventy-seven percent (77%) of (i) Allowed Professional Fee Claims for Professionals retained by the Debtors (other than any Professionals for which the HoldCos are solely responsible for payment) and (ii) Allowed Professional Fee Claims for professionals retained by any official committee appointed in the Chapter 11 Cases.

3.	Professional Fee Escrow Amount

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the Effective Date, and shall deliver such estimate to the Debtors no later than ten days before the anticipated Effective Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors shall estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account, provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

4.	Post-Confirmation Date Fees and Expenses.

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors or the Reorganized Debtors, as applicable. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

The Debtors and Reorganized Debtors, as applicable, shall pay, within ten business days after submission of a detailed invoice to the Debtors or Reorganized Debtors, as applicable, such reasonable claims for compensation or reimbursement of expenses incurred by the retained Professionals of the Debtors or the Reorganized Debtors, as applicable, as well as all reasonable and documented fees and expenses of the Consenting Creditors, in accordance with the terms and conditions of the Plan Support Agreement. If the Debtors or Reorganized Debtors, as applicable, dispute the reasonableness of any such invoice, the Debtors or Reorganized Debtors, as applicable, or the affected professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of any such invoice, and the disputed portion of such invoice shall not be paid until the dispute is resolved.

D.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim will, at the option of the applicable Debtor or Reorganized Debtor, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) receive Cash equal to the amount of such Allowed Priority Tax Claim on the Effective Date or (ii) otherwise be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

This Plan constitutes a single Plan for all of the Debtors. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The following represents the classification of Claims and Interests for each Debtor pursuant to the Plan:

1.	Class Identification for Other Claims or Interests

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against, and Interests in, the Debtors pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights

A1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

A2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

A3	Jackson Intercompany Claims	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Accept or Reject)

A4	HoldCo Intercompany Claims	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Accept or Reject)

A5	Other Intercompany Claims	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Accept or Reject)

A6	Non-Debtor Intercompany Claims	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Accept or Reject)

A7	Intercompany Interests	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Accept or Reject)

A8	Term Loan Facility Claims	Impaired	Entitled to Vote

A9	8.00% First Lien Notes Claims	Impaired	Entitled to Vote

A10	9.50% First Lien Notes Claims	Impaired	Entitled to Vote

2.	Class Identification for Jackson

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against Jackson pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights

B1	Unsecured Claims	Impaired	Entitled to Vote

3.	Class Identification for Jackson Subsidiaries

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against Jackson Subsidiaries pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights

C1	Unsecured Claims	Impaired	Entitled to Vote

4.	Class Identification for ICF

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against ICF pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights

D1	Unsecured Claims	Impaired	Entitled to Vote

5.	Class Identification for Envision

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against Envision pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights

E1	Unsecured Claims	Impaired	Entitled to Vote

6. Class Identification for LuxCo

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against LuxCo pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights

F1	Unsecured Claims	Impaired	Entitled to Vote

7.	Class Identification for Investments

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against Investments pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights

G1	Unsecured Claims	Impaired	Entitled to Vote

8.	Class Identification for Holdings

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against Holdings pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights

H1	Unsecured Claims	Impaired	Entitled to Vote

9.	Class Identification for Holdings SARL

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against Holdings SARL pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights

I1	Unsecured Claims	Impaired	Entitled to Vote

10.	Class Identification for Intelsat

Subject to Article III.D of the Plan, the following chart represents the classification of certain Claims against, and Interests in, Intelsat pursuant to the Plan.

Class	Claim or Interest	Status	Voting Rights

J1	Unsecured Claims	Impaired	Entitled to Vote

J2	GUC Claims	Impaired	Entitled to Vote

J3	Intelsat Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B. Treatment of Classes of Claims and Interests

Each holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

Other Claims

1.	Class A1 — Other Secured Claims

(a)	Classification: Class A1 consists of any Other Secured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor(s), either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing such Allowed Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class A1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class A2 — Other Priority Claims

(a)	Classification: Class A2 consists of any Other Priority Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor(s), either:

(i)	payment in full in Cash; or

(ii)	such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class A2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.	Class A3 — Jackson Intercompany Claims

(a)	Classification: Class A3 consists of any Jackson Intercompany Claims.

(b)	Treatment: Each Allowed Jackson Intercompany Claim shall, at the option of the Debtors, either on or after the Effective Date, be:

(ii)	Reinstated; or

(iii)	distributed, contributed, set off, settled, canceled and released, or otherwise addressed at the option of the Debtors, without any distribution on account of such Claims.

(c)

Voting: Holders of Allowed Jackson Intercompany Claims are either Unimpaired and are conclusively presumed to have accepted the Plan under section 1126(f) or Impaired and are conclusively presumed to have rejected the Plan pursuant to section 1126(g). Holders of Allowed Jackson Intercompany Claims are not entitled to vote to accept or reject the Plan.

4.	Class A4 — HoldCo Intercompany Claims

(a)	Classification: Class A4 consists of any HoldCo Intercompany Claims.

(b)	Treatment: Each Allowed HoldCo Intercompany Claim shall, at the option of the Debtors, either on or after the Effective Date, be:

(i)	Reinstated; or

(ii)	distributed, contributed, set off, settled, canceled and released, or otherwise addressed at the option of the Debtors, without any distribution on account of such Claims.

(c)

Voting: Holders of Allowed HoldCo Intercompany Claims are either Unimpaired and are conclusively presumed to have accepted the Plan under section 1126(f) or Impaired and are conclusively presumed to have rejected the Plan pursuant to section 1126(g). Holders of Allowed HoldCo Intercompany Claims are not entitled to vote to accept or reject the Plan.

5.	Class A5 — Other Intercompany Claims

(a)	Classification: Class A5 consists of any Other Intercompany Claims.

(b)	Treatment: Each Allowed Other Intercompany Claim shall, at the option of the Debtors, either on or after the Effective Date, be:

(i)	Reinstated; or

(ii)	distributed, contributed, set off, settled, canceled and released, or otherwise addressed at the option of the Debtors, without any distribution on account of such Claims.

(c)

Voting: Holders of Allowed Other Intercompany Claims are either Unimpaired and are conclusively presumed to have accepted the Plan under section 1126(f) or Impaired and are conclusively presumed to have rejected the Plan pursuant to section 1126(g). Holders of Allowed Other Intercompany Claims are not entitled to vote to accept or reject the Plan.

6.	Class A6 — Non-Debtor Intercompany Claims

(a)	Classification: Class A6 consists of any Non-Debtor Intercompany Claims.

(b)

Treatment: Except to the extent otherwise provided in the Restructuring Steps Memorandum or the Plan, each Allowed Non-Debtor Intercompany Claim shall, at the option of the Debtors, either on or after the Effective Date, be:

(i)	Reinstated; or

(ii)	distributed, contributed, set off, settled, canceled and released, or otherwise addressed at the option of the Debtors, without any distribution on account of such Claims.

(c)

Voting: Holders of Allowed Non-Debtor Intercompany Claims are either Unimpaired and are conclusively presumed to have accepted the Plan under section 1126(f) or Impaired and are conclusively presumed to have rejected the Plan pursuant to section 1126(g). Holders of Allowed Non-Debtor Intercompany Claims are not entitled to vote to accept or reject the Plan.

7.	Class A7 — Intercompany Interests

(a)	Classification: Class A7 consists of all Intercompany Interests.

(b)	Treatment: Except to the extent otherwise provided in the Restructuring Steps Memorandum, on the Effective Date, Intercompany Interests shall, at the option of the Debtors, either be:

(i)	Reinstated; or

(ii)	discharged, cancelled, released, and extinguished and of no further force or effect without any distribution on account of such Interests.

(c)

Voting: Holders of Allowed Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Plan.

8.	Class A8 — Term Loan Facility Claims

(a)	Classification: Class A8 consists of any Term Loan Facility Claims.

(b)

Allowance: Term Loan Facility Claims shall be Allowed against all of the obligors and guarantors under the Term Loan Facility in accordance with the Secured Creditor Settlement, in their entirety, without offset, recoupment, reductions, or deduction of any kind, for all purposes of the Plan.

(c)

Treatment: Except to the extent that a Holder of an Allowed Term Loan Facility Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Term Loan Facility Claim, each Holder of an Allowed Term Loan Facility Claim shall receive its Pro Rata share of the Cash payment pursuant to the Term Loan Recovery as compromised in accordance with the Secured Creditor Settlement.

(d)	Voting: Class A8 is Impaired under the Plan. Holders of Allowed Term Loan Facility Claims are entitled to vote to accept or reject the Plan.

9.	Class A9 — 8.00% First Lien Notes Claims

(a)	Classification: Class A9 consists of any 8.00% First Lien Notes Claims.

(b)

Allowance: 8.00% First Lien Notes Claims shall be Allowed against all of the obligors and guarantors under the 8.00% First Lien Notes Indenture in accordance with the Secured Creditor Settlement, in their entirety, without offset, recoupment, reductions, or deduction of any kind, for all purposes of the Plan.

(c)

Treatment: Except to the extent that a Holder of an Allowed 8.00% First Lien Notes Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed 8.00% First Lien Notes Claim, each Holder of an Allowed 8.00% First Lien Notes Claim shall receive its Pro Rata share of the Cash payment pursuant to the First Lien Notes Recovery as compromised in accordance with the Secured Creditor Settlement.

(d)	Voting: Class A9 is Impaired under the Plan. Holders of Allowed 8.00% First Lien Notes Claims are entitled to vote to accept or reject the Plan.

10.	Class A10 — 9.50% First Lien Notes Claims

(a)	Classification: Class A10 consists of any 9.50% First Lien Notes Claims.

(b)

Allowance: 9.50% First Lien Notes Claims shall be Allowed against all of the obligors and guarantors under the 9.50% First Lien Notes Indenture in accordance with the Secured Creditor Settlement, in their entirety, without offset, recoupment, reductions, or deduction of any kind, for all purposes of the Plan.

(c)

Treatment: Except to the extent that a Holder of an Allowed 9.50% First Lien Notes Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed 9.50% First Lien Notes Claim, each Holder of an Allowed 9.50% First Lien Notes Claim shall receive its Pro Rata share of the Cash payment pursuant to the First Lien Notes Recovery as compromised in accordance with the Secured Creditor Settlement.

(d)	Voting: Class A10 is Impaired under the Plan. Holders of Allowed 9.50% First Lien Notes Claims are entitled to vote to accept or reject the Plan.

Claims against Jackson

11.	Class B1 — Unsecured Claims against Jackson

(a)	Classification: Class B1 consists of any Unsecured Claims against Jackson.

(b)	Allowance: Unsecured Claims against Jackson shall be Allowed in an amount of $[•].

(c)

Treatment: Except to the extent that a Holder of an Allowed Unsecured Claim against Jackson agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against Jackson, each Holder of an Allowed Unsecured Claim against Jackson shall receive its Pro Rata share of the Jackson Unsecured Recovery.

(d)	Voting: Class B1 is Impaired under the Plan. Holders of Allowed Unsecured Claims against Jackson are entitled to vote to accept or reject the Plan.

Claims against Jackson Subsidiaries

12.	Class C1 — Unsecured Claims against Jackson Subsidiaries

(a)	Classification: Class C1 consists of any Unsecured Claims against Jackson Subsidiaries.

(b)

Treatment: Except to the extent that a Holder of an Allowed Unsecured Claim against Jackson Subsidiaries agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against Jackson Subsidiaries, each Holder of an Allowed Unsecured Claim against Jackson Subsidiaries shall receive its Pro Rata share of the Jackson Unsecured Recovery.

(c)	Voting: Class C1 is Impaired under the Plan. Holders of Allowed Unsecured Claims against Jackson Subsidiaries are entitled to vote to accept or reject the Plan.

Claims against ICF

13.	Class D1 — Unsecured Claims against ICF

(a)	Classification: Class D1 consists of any Unsecured Claims against ICF.

(b)	Allowance: Unsecured Claims against ICF shall be Allowed in an amount which includes $1,298,819,444 on account of Connect Senior Notes Claims.

(c)

Treatment: Except to the extent that a Holder of an Allowed Unsecured Claim against ICF agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against ICF, each Holder of an Allowed Unsecured Claim against ICF shall receive its Pro Rata share of the ICF Unsecured Recovery.

(d)	Voting: Class D1 is Impaired under the Plan. Holders of Allowed Unsecured Claims against ICF are entitled to vote to accept or reject the Plan.

Claims against Envision

14.	Class E1 — Unsecured Claims against Envision

(a)	Classification: Class E1 consists of any Unsecured Claims against Envision.

(b)

Allowance: Unsecured Claims against Envision shall be Allowed in an amount which includes $1,298,819,444 on account of Connect Senior Notes Claims and $409,946,250 on account of Convertible Senior Notes Claims.

(c)

Treatment: Except to the extent that a Holder of an Allowed Unsecured Claim against Envision agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against Envision, each Holder of an Allowed Unsecured Claim against Envision shall receive its Pro Rata share of the Envision Unsecured Recovery.

(d)	Voting: Class E1 is Impaired under the Plan. Holders of Allowed Unsecured Claims against Envision are entitled to vote to accept or reject the Plan.

Claims against LuxCo

15.	Class F1 — Unsecured Claims against LuxCo

(a)	Classification: Class F1 consists of any Unsecured Claims against LuxCo.

(b)

Allowance: Unsecured Claims against LuxCo shall be Allowed in an amount which includes $1,356,837,324 on account of Lux Senior Notes Claims and $1,298,819,444 on account of Connect Senior Notes Claims.

(c)

Treatment: Except to the extent that a Holder of an Allowed Unsecured Claim against LuxCo agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against LuxCo, each Holder of an Allowed Unsecured Claim against LuxCo shall receive its Pro Rata share of the LuxCo Unsecured Recovery.

(d)	Voting: Class F1 is Impaired under the Plan. Holders of Allowed Unsecured Claims against LuxCo are entitled to vote to accept or reject the Plan.

Claims against Investments

16.	Class G1 — Unsecured Claims against Investments

(a)	Classification: Class G1 consists of any Unsecured Claims against Investments.

(b)	Allowance: Unsecured Claims against Investments shall be Allowed in the amount of $[•].

(c)

Treatment: Except to the extent that a Holder of an Allowed Unsecured Claim against Investments agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against Investments, each Holder of an Allowed Unsecured Claim against Investments shall receive its Pro Rata share of the Investments Unsecured Recovery.

(d)	Voting: Class G1 is Impaired under the Plan. Holders of Allowed Unsecured Claims against Investments are entitled to vote to accept or reject the Plan.

Claims against Holdings

17.	Class H1 — Unsecured Claims against Holdings

(a)	Classification: Class H1 consists of any Unsecured Claims against Holdings.

(b)	Allowance: Unsecured Claims against Holdings shall be Allowed in the amount of $[•].

(c)

Treatment: Except to the extent that a Holder of an Allowed Unsecured Claim against Holdings agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against Holdings, each Holder of an Allowed Unsecured Claim against Holdings shall receive its Pro Rata share of the Holdings Unsecured Recovery.

(d)	Voting: Class H1 is Impaired under the Plan. Holders of Allowed Unsecured Claims against Holdings are entitled to vote to accept or reject the Plan.

Claims against Holdings SARL

18.	Class I1 — Unsecured Claims against Holdings SARL

(a)	Classification: Class I1 consists of any Unsecured Claims against Holdings SARL.

(b)	Allowance: Unsecured Claims against Holdings SARL shall be Allowed in the amount of $[•].

(c)

Treatment: Except to the extent that a Holder of an Allowed Unsecured Claim against Holdings SARL agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against Holdings SARL, each Holder of an Allowed Unsecured Claim against Holdings SARL shall receive its Pro Rata share of the Holdings SARL Unsecured Recovery.

(d)	Voting: Class I1 is Impaired under the Plan. Holders of Allowed Unsecured Claims against Holdings SARL are entitled to vote to accept or reject the Plan.

Claims against Intelsat

19.	Class J1 — Unsecured Claims against Intelsat

(a)	Classification: Class J1 consists of any Unsecured Claims against Intelsat.

(b)	Allowance: Unsecured Claims against Intelsat shall be Allowed in an amount which includes $409,946,250 on account of Convertible Senior Notes Claims.

(c)

Treatment: Except to the extent that a Holder of an Allowed Unsecured Claim against Intelsat agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against Intelsat, each Holder of an Allowed Unsecured Claim against Intelsat shall receive its Pro Rata share of the S.A. Unsecured Recovery.

(d)	Voting: Class J1 is Impaired under the Plan. Holders of Allowed Unsecured Claims against Intelsat are entitled to vote to accept or reject the Plan.

20.	Class J2 — GUC Claims against Intelsat

(a)	Classification: Class J2 consists of any GUC Claims against Intelsat.

(b)

Treatment: Except to the extent that a Holder of an Allowed GUC Claim against Intelsat agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against Intelsat, each Holder of an Allowed GUC Claim against Intelsat shall receive its Pro Rata share of the S.A. GUC Recovery.

(c)	Voting: Class J2 is Impaired under the Plan. Holders of Allowed GUC Claims against Intelsat are entitled to vote to accept or reject the Plan.

21.	Class J3 — Interests in Intelsat

(a)	Classification: Class J3 consists of all Interests in Intelsat.

(b)

Treatment: No distributions shall be made under the Plan in respect of Interests in Intelsat. On the Effective Date, Holders of Interests in Intelsat shall retain their Interests in Intelsat, subject to dilution by the equity distributions made pursuant to the Plan, and shall receive no distribution on account of such Interests. Holders of Interests may receive a de minimis Cash payment in lieu of any fractional interest retained.

(c)

Voting: Class J3 is Impaired under the Plan. Holders of Allowed Interests in Intelsat are conclusively presumed to have rejected the Plan. Therefore, Holders of Allowed Interests in Intelsat are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim. Unless otherwise Allowed, Claims that are Unimpaired shall remain Disputed Claims under the Plan.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be presumed to have accepted the Plan.

F.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the Plan Support Agreement, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

G.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests, but for the purposes of administrative convenience and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to provide management services to certain other Debtors and Reorganized Debtors and to use certain funds and assets as set forth in the Plan to make certain distributions and satisfy certain obligations as set forth in the Plan of certain other Debtors and Reorganized Debtors to the Holders of certain Allowed Claims and Allowed Interests. For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

H.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to alter, amend, or modify the Plan, or any document in the Plan Supplement in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan.

The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, Causes of Action and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Secured Creditor Settlement

In addition to the general settlement described in Article IV.A., pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the mutual compromises described in this Article IV.A, the Plan shall effectuate the Secured Creditor Settlement, which includes certain following key terms (without limitation of the terms and conditions of the Secured Creditor Settlement).

Settlement/Allowance. Pursuant to Bankruptcy Rule 9019 and Bankruptcy Code section 1123(b)(3), in settlement and compromise of any disputes regarding the allowance, classification and treatment of the First Lien Claims, the Plan shall provide that the First Lien Claims are Allowed and settled as follows:

•

8.00% First Lien Notes Claims: Allowed in the amount equal to: (i) full outstanding principal amount; (ii) any accrued and unpaid interest on the principal amount through the Effective Date at the contractual rate (it being understood and agreed that until the Effective Date the Debtors shall continue to pay interest on the principal amount in accordance with the DIP Order); and (iii) $23,634,033.54[2] on account of prepayment premium and/or makewhole amounts payable under the 8.00% First Lien Notes Indenture (which amount represents 77% of the aggregate amount of any prepayment premium and/or makewhole amounts payable under the 8.00% First Lien Notes Indenture, along with interest thereon at the contractual rate, through the Effective Date);

•

9.50% First Lien Notes Claims: Allowed in the amount equal to: (i) full outstanding principal amount; (ii) any accrued and unpaid interest on the principal amount through the Effective Date at the contractual rate (it being understood and agreed that until the Effective Date the Debtors shall continue to pay interest on the principal amount in accordance with the DIP Order); and (iii) $91,536,911.35[3] on account of prepayment premium and/or makewhole amounts payable under the 9.50% First Lien Notes Indenture (which amount represents 77% of the aggregate amount of any prepayment premium and/or makewhole amounts payable under the 9.50% First Lien Notes Indenture, along with interest thereon at the contractual rate, through the Effective Date); and

•

Term Loan Facility Claims: Allowed in the amount equal to: (i) full outstanding principal amount; (ii) any accrued and unpaid interest on the principal amount through the Effective Date at the non-default contractual rate applicable to ABR Loans (in the case of Tranche B-3 Term Loans and Tranche B-4 Term Loans) and applicable to Fixed Rate Loans (in the case of Tranche B-5 Term Loans); and (iii) 90% of the accrued default interest through the Effective Date on the ABR Loans and Fixed Rate Loans.

•	Any payments of interest made during the Chapter 11 Cases on the First Lien Notes Claims and the Term Loan Facility Claims are characterized as payments of allowed interest.

•	For the avoidance of doubt, no payments in connection with the Secured Creditor Settlement shall be made out of the deposit accounts of the HoldCos.

C.	Restructuring Transactions

On or before the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall take all actions set forth in the Restructuring Steps Memorandum (as agreed and in accordance with the Plan Support Agreement and subject to the applicable consent and approval rights thereunder) and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan and the Plan Support Agreement, which transactions may include, in each case if and as agreed in accordance with the Plan Support Agreement and subject to the applicable consent and approval rights thereunder, as applicable: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and

[2]	This amount assumes an Effective Date of December 31, 2021, and the interest component thereof is subject to change based on the actual Effective Date.
[3]	This amount assumes an Effective Date of December 31, 2021, and the interest component thereof is subject to change based on the actual Effective Date.

any other terms to which the applicable parties may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, dissolution, or other certificates or documentation pursuant to applicable law; (d) the execution and delivery of the New Debt Documents, and any filing related thereto; (e) the issuance of the New Common Stock; (f) the execution and delivery of the New Warrants Agreement, and any filing related thereto, and the issuance of the New Warrants thereunder; (g) the execution and delivery of the CVR Agreement, and any filing related thereto, and the issuance of the CVRs thereunder; (h) the execution and delivery of the New Corporate Governance Documents, and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (i) the filing of any required FCC Applications; (j) the filing of registration statements with the U.S. Securities Exchange Commission with respect to the New Common Stock and the New Warrants, and the listing of each on a recognized U.S. stock exchange; and (k) all other actions that the applicable Reorganized Debtors determine to be necessary or advisable, including making filings or recordings that may be required by applicable law in connection with the Plan. All Holders of Claims and Interests receiving distributions pursuant to the Plan and all other necessary parties in interest, including any and all agents thereof, shall prepare, execute, and deliver any agreements or documents, including any subscription agreements, and take any other actions as the Debtors and the Consenting Creditors may jointly determine are necessary or advisable, including by voting and/or exercising any powers or rights available to such Holder, including at any board, or creditors’, or shareholders’ meeting (including any Special Meeting), to effectuate the provisions and intent of the Plan.

The Confirmation Order shall and shall be deemed to, pursuant to sections 1123 and 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions, including, for the avoidance of doubt, any and all actions required to be taken under applicable nonbankruptcy law, including the laws of the Grand Duchy of Luxembourg and any other applicable domicile.

D.	Sources of Consideration for Plan Distributions

The Debtors shall fund distributions under the Plan, as applicable, with (i) the issuance of the New Common Stock; (ii) the issuance of the New Warrants; (iii) the issuance of the CVRs; (iv) the issuance of or borrowings under the New Debt; and (v) Cash on hand. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

Prior to the Effective Date, the Debtors shall use commercially reasonable efforts to raise the New Debt and obtain the optimal capital structure for the Reorganized Debtors, which capital structure may be comprised of first-lien and second-lien debt and shall include the New Revolver for up to $750 million of availability. Net Funded Debt under such capital structure shall not exceed $7.0 billion.

The Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

1.	New Common Stock

The Confirmation Order shall authorize the issuance of the Equity Issuer’s New Common Stock in one or more issuances without the need for any further corporate action, and the Debtors or Reorganized Debtors, as applicable, are authorized to take any action necessary or appropriate in furtherance thereof. By the Effective Date, applicable Holders of Claims shall receive shares or units of the New Common Stock in exchange for their Claims pursuant to Article III.B.

All of the shares or units of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessed. Each distribution and issuance of the New Common Stock under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

The New Common Stock may be publicly traded and the Equity Issuer will use commercially reasonable efforts to obtain a listing for the New Common Stock on a recognized U.S. stock exchange on or as promptly as reasonably practicable after the date on which such New Common Stock is issued. In the event the New Common Stock is listed on a recognized U.S. stock exchange, recipients accepting distributions of New Common Stock shall be deemed to have agreed to cooperate with the Equity Issuer’s reasonable requests to assist in its efforts to list the New Common Stock on a recognized U.S. stock exchange.

2.	New Warrants

On the Effective Date, the Equity Issuer will issue the New Warrants only to the extent required to provide for distributions to recipients of the Envision Unsecured Recovery, ICF Unsecured Recovery, and LuxCo Unsecured Recovery, as contemplated by the Plan. All of the New Warrants issued pursuant to the Plan shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable, validly issued, fully paid, and non-assessable. Any New Common Stock issued upon the exercise of the New Warrants shall be subject to dilution pursuant to the Dilution Principles and shall, when so issued and upon payment of the exercise price in accordance with the terms of the New Warrants, be duly authorized, validly issued, fully paid, and non-assessable.

The New Warrants (and the New Common Stock issuable thereunder) are may be publicly traded and the Equity Issuer will use commercially reasonable efforts to obtain a listing for the New Warrants on a recognized U.S. stock exchange on or as promptly as reasonably practicable after the date on which such New Warrants are issued. In the event the New Warrants are listed on a recognized U.S. stock exchange, recipients accepting distributions of New Warrants shall be deemed to have agreed to cooperate with the Equity Issuer’s reasonable requests to assist in its efforts to list the New Warrants on a recognized U.S. stock exchange.

3.	CVRs

On the Effective Date, the Reorganized Debtors will issue the CVRs only to the extent required to provide for distributions to recipients of the ICF Unsecured Recovery as contemplated by the Plan. All of the CVRs issued pursuant to the Plan shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable, validly issued.

4.	New Debt

Prior to the Effective Date, the Debtors may use commercially reasonable efforts to secure commitments to fund the New Capital Structure. The New Capital Structure may include a combination of the New Term Loan and/or New Secured Notes, and may be secured by a lien on substantially all of the assets of the Reorganized Debtors and their subsidiaries.

On the Effective Date, the net Cash proceeds of the New Term Loan and New Secured Notes, as applicable, will be used to pay in full in Cash Allowed DIP Claims, Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Secured Claims, Allowed Other Priority Claims, and executory contract and unexpired lease Cure Claims as and to the extent that such Claims are required to be paid in Cash under this Plan, and distributed to holders of Allowed Claims entitled to a Cash distribution in accordance with Article III of this Plan.

Confirmation of the Plan shall be deemed (a) approval of the New Revolver, New Term Loan, and New Secured Notes, as applicable, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the New Revolver, New Term Loan, and issue the New Secured Notes, as applicable, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to obtain the New Revolver and the New Term Loan and issue the New Secured Notes, as applicable.

On the Effective Date, all Liens and security interests granted pursuant to, or in connection with the New Revolver, New Term Loan and/or New Secured Notes, as applicable: (i) shall be deemed to be approved and shall, without the necessity of the execution, recordation, or filing of mortgages, security agreements, control agreements, pledge agreements, financing statements, or other similar documents, be valid, binding, fully perfected, fully enforceable Liens on, and security interests in, the collateral securing the New Revolver, New Term Loan, and/or New Secured Notes, as applicable, with the priorities established in respect thereof under applicable non-bankruptcy law, the Plan, and the Confirmation Order; and (ii) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law, the Plan, or the Confirmation Order.

The Reorganized Debtors and the Persons granted Liens and security interests under the New Revolver, New Term Loan, and/or New Secured Notes, as applicable, are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

E.	Exemption from Registration Requirements

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Common Stock, the New Warrants, the issuance of the New Common Stock upon exercise of the New Warrants, the CVRs and the issuance of the New Common Stock under the CVRs shall be exempt from, among other things, the registration and prospectus delivery requirements of section 5 of the Securities Act and any other applicable federal, state, local or other law requiring registration prior to the offering, issuance, distribution, or sale of Securities. The New Common Stock, the New Warrants, the New Common Stock to be issued upon exercise of the New Warrants, the CVRs and the issuance of the New Common Stock under the CVRs to be issued under the Plan (1) will not be “restricted securities” as defined in rule 144(a)(3) under the Securities Act and (2) will be freely tradable and transferable in the United States by the recipients thereof that are not entities that are “underwriters” as defined in section 1145(b)(1) of the Bankruptcy Code, and subject to compliance with applicable securities laws and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities and subject to any restrictions in the New Corporate Governance Documents. The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the 1145 Securities to be issued under the Plan through the facilities of DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the 1145 Securities to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the 1145 Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the 1145 Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

The New Secured Notes will be issued without registration under the Securities Act in reliance upon the exemption set forth in Section 4(a)(2) of the Securities Act, Regulation D and/or Regulation S, and similar registration exemptions applicable outside of the United States. Any securities issued in reliance on Section 4(a)(2), including in compliance with Rule 506 of Regulation D, and/or Regulation S will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law and subject to any restrictions in the New Corporate Governance Documents or regulatory restrictions.

F.	Corporate Existence

Except as otherwise provided in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan, the New Corporate Governance Documents, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

G.	Corporate Action

On or before the Effective Date, as applicable, all actions contemplated under the Plan or the Plan Supplement shall be deemed authorized and approved in all respects, including: (1) selection of the directors, managers, and officers for the Reorganized Debtors; (2) distribution of the New Common Stock, New Warrants, CVRs, and New Debt; (3) implementation of the Restructuring Transactions; (4) the applicable Reorganized Debtors’ entry into, delivery, and performance under the New Debt Documents, New Warrants Agreement, and CVR Agreement; and (5) all other actions contemplated under the Plan or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, New Warrants and New Common Stock issuable thereunder, CVRs and New Common Stock issuable thereunder, New Debt, the New Corporate Governance Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.G shall be effective notwithstanding any requirements under non-bankruptcy law.

H.	FCC Licenses and Regulatory Applications

The required FCC Applications and any other applications that may be necessary for any other regulatory approvals shall be filed as promptly as practicable. The Debtors shall diligently prosecute the FCC Applications and shall promptly provide such additional documents or information requested by the FCC in connection with its review of the FCC Applications. All Holders of Claims and Interests receiving distributions pursuant to the Plan and all other necessary parties in interest, including any and all agents thereof, shall (a) provide any and all information as may be requested by the Debtors, and (b) use commercially reasonable efforts to take any other actions as the Debtors may determine are necessary or advisable to effectuate any applicable regulatory approvals.

I.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the New Debt Documents and Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any). On and after the Effective Date, except as otherwise provided herein, and subject to compliance with the applicable provisions of the Communications Act, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

J.	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except as otherwise specifically provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document entered into in connection with or pursuant to the Plan or the Restructuring Transactions, all notes, bonds, indentures, Certificates, Securities, purchase rights, options, warrants, collateral agreements, subordination agreements, intercreditor agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any indebtedness or obligations of the Debtors giving rise to any rights or obligations relating to Claims against the Debtors (except with respect to any Claim that is Reinstated pursuant to the Plan) shall be contributed and set off consistent with the Restructuring Steps Memorandum, and upon such contribution and set-off, shall be deemed cancelled and surrendered, and the obligations of the Debtors or the Reorganized Debtors, as applicable, and any non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full, released, and discharged; provided that, notwithstanding such cancellation, satisfaction, release, and discharge, anything to the contrary contained in the Plan or Confirmation Order, Confirmation, or the occurrence of the Effective Date, any such document or instrument that governs the rights, claims, or remedies of the Holder of a Claim shall continue in effect solely for purposes of: (1) allowing Holders to receive distributions as specified under the Plan; and (2) allowing and preserving the rights of the First Lien Agent, Prepetition Collateral Trustee, Indenture Trustees, and DIP Agent, as applicable, to make distributions as specified under the Plan on account of Allowed Claims, as applicable, including allowing the First Lien Agent, Prepetition Collateral Trustee, Indenture Trustees, and DIP Agent to submit invoices for any amount and enforce any obligation owed to them under the Plan to the extent authorized or allowed by the applicable Debt Document. Notwithstanding the foregoing, each applicable Indenture Trustee is authorized and directed to, at the sole cost and expense of the Reorganized Debtors, execute (and take any reasonable additional steps at the sole cost and expense of the Reorganized Debtors necessary to give effect to) any applicable documents required to effectuate the contribution and set-off pursuant to the Plan and consistent with the Restructuring Steps Memorandum.

K.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the New Debt Documents, the New Corporate Governance Documents, the New Warrants Agreements, CVR Agreement, and the New Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

L.	Exemptions from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the New Securities; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; or (e) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, sales or use tax, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

M.	New Corporate Governance Documents

The New Corporate Governance Documents shall, among other things: (1) contain terms consistent with the documentation set forth in the Plan Supplement; (2) authorize the issuance, distribution, and reservation of the New Securities to the Entities entitled to receive such issuances, distributions and reservations under the Plan; and (3) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, and limited as necessary to facilitate compliance with non-bankruptcy federal laws, prohibit the issuance of non-voting equity Securities.

On or immediately before the Effective Date, the Debtors or Reorganized Debtors, as applicable, will file their New Corporate Governance Documents with the applicable Secretary of State and/or other applicable authorities in its state of incorporation or formation in accordance with the applicable laws of its respective state of incorporation or formation, to the extent required for such New Corporate Governance Documents to become effective. After the Effective Date, the Reorganized Debtors may amend and restate their formation, organizational, and constituent documents as permitted by the laws of its jurisdiction of formation and the terms of such documents.

N.	Directors and Officers

Pursuant to section 1129(a)(5) of the Bankruptcy Code, to the extent known, the Debtors will disclose at or prior to the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the Equity Issuer Board. The Equity Issuer Board shall include the CEO and shall be comprised of seven (7) members of which all shall be citizens of the United States and at least four (4) shall be independent.

By the Effective Date, the terms of the current members of the Intelsat board of directors shall expire, and the Equity Issuer Board will include those directors set forth in the list of directors of the Equity Issuer included in the Plan Supplement. By the Effective Date, the officers and overall management structure of the Equity Issuer, and all officers and management decisions with respect to Equity Issuer (and/or any of its direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall only be subject to the approval of the Equity Issuer Board.

By and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents and the New Corporate Governance Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such director or officer of the Reorganized Debtors is an “insider” pursuant to section 101(31) of the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such director or officer.

O.	Management Incentive Plan

On the Effective Date, the Equity Issuer shall institute the Management Incentive Plan, enact and enter into related policies and agreements, and distribute the New Common Stock to participants consistent with the terms and allocations set forth in the Management Incentive Plan Term Sheet.

P.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases of the Debtors shall be deemed assumed by the Debtors or Reorganized Debtors, as applicable, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease Schedule.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or assumption and assignment, as applicable, of such Executory Contracts or Unexpired Leases as provided for in the Plan, pursuant to sections 365(a) and 1123 of the Bankruptcy Code effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order.

To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan and the Rejected Executory Contract and Unexpired Leases List, as applicable. Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Solicitation Agent and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Solicitation Agent within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.G of the Plan, notwithstanding anything in a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as an Unsecured Claim pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty days after the Effective Date.

C.	Cure of Defaults and Objections to Cure and Assumption

Unless otherwise agreed upon in writing by the Debtors or Reorganized Debtors, as applicable, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount including pursuant to the Plan must be filed, served, and actually received by the counsel to the Debtors and the U.S. Trustee on the Confirmation Objection Deadline or other deadline that may be set by the Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount. For the avoidance of doubt, to the extent an Executory Contract or Unexpired Lease is proposed to be assumed in the Plan and the Assumed Executory Contract and Unexpired Lease List is not listed as having a related cure cost, any counterparty to such Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption will be deemed to have consented to such assumption and deemed to release any Claim or Cause of Action for any monetary defaults under such Executory Contract or Unexpired Lease.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount (if any) in Cash on the Effective Date or in the ordinary course of business or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

The cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption in the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption.

The Debtor or the Reorganized Debtor, as applicable, shall be authorized to reject any executory contract or unexpired lease to the extent the Debtor or the Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the amount of the cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the applicable Debtor’s Estate or the Reorganized Debtor. Such rejected contracts, if any, shall be deemed as listed on the Rejected Executory Contract and Unexpired Lease List, if any.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims. Except as set forth in Article V.F of the Plan, nothing in this Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

E.	Indemnification Provisions

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ New Corporate Governance Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, equityholders, and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification rights.

On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

F.	Director, Officer, Manager, and Employee Liability Insurance

On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all of the D&O Liability Insurance Policies (including, if applicable, any “tail policy”) and any agreements, documents, or instruments relating thereto. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such policies (including, if applicable, any “tail policy”).

After the Effective Date, none of the Debtors or the Reorganized Debtors shall terminate or otherwise reduce the coverage under any such policies (including, if applicable, any “tail policy”) with respect to conduct occurring as of the Effective Date, and all officers, directors, managers, and employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policies regardless of whether such officers, directors, managers, or employees remain in such positions after the Effective Date.

On and after the Effective Date, each of the Reorganized Debtors shall be authorized to purchase a directors’ and officers’ liability insurance policy for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

G.	Employee and Retiree Benefits

Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the Equity Issuer Board under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) amend, adopt, assume, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans, retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. For the avoidance of doubt, the Debtors shall continue the Retiree Medical Plans in effect as of the Petition Date, and continuation of the Retiree Medical Plans in effect as of the Petition Date shall be deemed to satisfy section 1129(a)(13) of the Bankruptcy Code. For further avoidance of doubt, upon confirmation of the Plan, Reorganized Debtors shall assume and continue to maintain the Pension Plan. The Pension Plan is intended to be a tax-qualified defined benefit pension plan covered by Title IV of ERISA. On and after the Effective Date, the Reorganized Debtors will contribute to the Pension Plan the amounts necessary to satisfy the minimum funding standards under section 302 of ERISA, 29 U.S.C. § 1082, and section 412 of the Internal Revenue Code, 26 U.S.C. § 412. Notwithstanding any other provision hereof, nothing in the Plan, the Confirmation Order, or the Bankruptcy Code (including section 1141 thereof) shall be construed as discharging, releasing, or relieving any Debtor, the Reorganized Debtors, or Party, in any capacity, from any liability with respect to the Pension Plan under any law, government policy, or regulatory provision. The PBGC and the Pension Plan shall not be enjoined or precluded from enforcing such liability or responsibility against any Debtor, the Reorganized Debtors, or any Party with such liability or responsibility as a result of any provisions for satisfaction, release, injunction, and exculpation in the Plan and Confirmation Order.

H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

I.	Reservation of Rights

Neither the assumption of any Executory Contract or Unexpired Lease pursuant to the Plan nor exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan or Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have thirty calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date. The deemed assumption provided for herein shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

J.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

K.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Interest on the Effective Date, on the date that such Claim becomes an Allowed Claim or Interest) each Holder of an Allowed Claim and Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Interests in each applicable Class and in the manner provided in the Plan. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Interests, distributions on account of any such Disputed Claims or Interests shall be made pursuant to the provisions set forth in Article VII. Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

B.	Distributions on Account of Obligations of Multiple Debtors

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of such Claims. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100 percent of the underlying Allowed claim plus applicable interest, if any.

C.	Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent on the Effective Date. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

D.	Rights and Powers of Distribution Agent

1.	Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

E. Delivery of Distributions

1.	Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distribution Record Date by the Distribution Agent, as appropriate: (a) to the signatory set forth on any Proof of Claim or Proof of Interest filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim or Proof of Interest is filed or if the Debtors have not been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim or Proof of Interest; or (c) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

2.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the later of (a) the Effective Date and (b) the date of the distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged of and forever barred.

3.	No Fractional Distributions

No fractional notes or shares, as applicable, of the New Securities shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts; provided that fractional Intelsat Interests may receive a de minimis cash payment for the purpose of extinguishing such Interests pursuant to applicable non-bankruptcy law. When any distribution pursuant to the Plan on account of an Allowed Claim or Interest would otherwise result in the issuance of a number of units or amounts of New Securities that is not a whole number, the actual distribution of units or amounts of New Securities shall be rounded as follows: (a) fractions of one-half (1⁄2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1⁄2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized units or amounts of New Securities shall be adjusted as necessary to account for the foregoing rounding.

4.	Minimum Distributions

Holders of Allowed Claims entitled to distributions of $100 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of this Plan and its Holder shall be forever barred pursuant to Article VII of this Plan from asserting that Claim against the Reorganized Debtors or their property.

F.	Manner of Payment

At the option of the Distribution Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

H.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan (including the Secured Creditor Settlement), the DIP Order, or the Confirmation Order, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any Claims and (2) no Holder of a Claim shall be entitled to: (a) interest accruing on or after the Petition Date on any such Claim; or (b) interest at the contract default rate, as applicable.

I.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Petition Date.

J.	Setoffs and Recoupment

Unless otherwise provided in the Plan or the Confirmation Order, each Debtor and each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against or recoup any Allowed

Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled as of the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor or Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to set off or recoup any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff or recoupment on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff or recoupment pursuant to section 553 of the Bankruptcy Code or otherwise.

K.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent that a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.	Claims Payable by Third Parties

The availability, if any, of insurance policy proceeds for the satisfaction of an Allowed Claim shall be determined by the terms of the insurance policies of the Debtors or Reorganized Debtors, as applicable. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Solicitation Agent without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED,

AND DISPUTED CLAIMS

A.	Allowance of Claims

Except as otherwise set forth in the Plan, after the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses the applicable Debtor had with respect to any Claim immediately before the Effective Date. Except as specifically provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed in accordance with the Plan.

B.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) File, withdraw, or litigate to judgment, objections to Claims; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim, including the Causes of Action retained pursuant to Article IV.P of the Plan.

C.	Adjustment to Claims Without Objection

Any duplicate Claim or any Claim that has been paid, satisfied, amended, or superseded may be adjusted or deemed Disallowed by the Reorganized Debtors without the Reorganized Debtors having to file an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim and without any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Time to File Objections to Claims or Interests

Any objections to Disputed Claims shall be Filed on or before the later of (1) the first Business Day following the date that is 180 days after the Effective Date and (2) such later date as may be specifically fixed by the Bankruptcy Court. For the avoidance of doubt, the Bankruptcy Court may extend the time period to object to Disputed Claims and Disputed Interests.

E.	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

F.	Disputed and Contingent Claims Reserve

On or after the Effective Date, the Debtors, the Reorganized Debtors, as applicable, will establish one or more reserves for Claims that are contingent or have not yet been Allowed, in an amount or amounts as reasonably determined by the applicable Debtors or Reorganized Debtors, as applicable, consistent with the Proof of Claim Filed by the applicable Holder of such Disputed Claim. To the extent that a Disputed Claim may be entitled to receive New Common Stock pursuant to the Plan, such New Common Stock will remain authorized but unissued pending resolution of such Disputed Claim.

G.	Disallowance of Claims

Any Claims held by Entities from which the Bankruptcy Court has determined that property is recoverable under section 542, 543, 547, 548, 549, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer that the Bankruptcy Court has determined is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and the full amount of such obligation to the Debtors has been paid or turned over in full.

All Proofs of Claim Filed on account of an indemnification obligations shall be deemed satisfied and Disallowed as of the Effective Date to the extent such indemnification obligations is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court. All Proofs of Claim Filed on account of an employee benefit shall be deemed satisfied and Disallowed as of the Effective Date to the extent the Reorganized Debtors elect to honor such employee benefit, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed to by the Reorganized Debtors in their sole discretion, any and all Proofs of Claim Filed after the Bar Date shall be deemed Disallowed as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Claim has been deemed timely Filed by a Final Order.

H.	Amendments to Proofs of Claim

On or after the Effective Date, a Proof of Claim or Interest may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Proof of Claim or Interest Filed that is not so authorized before it is Filed shall be deemed Disallowed in full without any further action.

I.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever Disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless before the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered before the Confirmation Date determining such Claim as no longer contingent.

J.	No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

K.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies (including the Secured Creditor Settlement), as well as a finding by the Bankruptcy Court that such compromise or settlement (including the Secured Creditor Settlement) is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims

Pursuant to section 1141(d) of the Bankruptcy Code and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Debtor Intercompany Claims or Non-Debtor Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date, and all actions taken to effectuate the Plan, including by Indenture Trustees or First Lien Agent, shall be given the same effect as if such actions were performed under the applicable nonbankruptcy laws under which the Debt Documents are governed.

C.	Release of Liens

Except with respect to the Liens securing the New Debt or Other Secured Claims that are Reinstated pursuant to the Plan, or as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, at the sole cost of and expense of the Reorganized Debtors, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

D.	Debtor Release

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Order, the Term Loan Facility, the First Lien Notes, the Senior Notes, the Chapter 11 Cases, the Plan Support Agreement, the Secured Creditor Settlement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Disclosure Statement, the New Debt Documents, the New Corporate Governance Documents, the New Warrants Agreements, the CVR Agreement, the Plan Support Agreement, the Secured Creditor Settlement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, the New Debt Documents, the New Corporate Governance Documents, the New Warrants Agreements, the CVR Agreement, the Plan Support Agreement, the Secured Creditor Settlement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any obligations arising on or after the Effective Date of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan or (2) any retained Causes of Action.

E.	Third-Party Release

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, is deemed to have released and discharged each Debtor, Reorganized Debtors, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Order, the Term Loan Facility, the First Lien Notes, the Senior Notes, the Chapter 11 Cases, the Plan Support Agreement, the Secured Creditor Settlement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Disclosure Statement, the New Debt Documents, the New Corporate Governance Documents, the New Warrants Agreements, the CVR Agreement, the Plan Support Agreement, the Secured Creditor Settlement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement, the New Debt Documents, the New Corporate Governance Documents, the New Warrants Agreements, the CVR

Agreement, the Plan Support Agreement, the Secured Creditor Settlement, the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising on or after the Effective Date of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

F.	Exculpation

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Chapter 11 Cases, the Disclosure Statement, the New Debt Documents, the New Corporate Governance Documents, the New Warrants Agreements, the CVR Agreement, the Plan Support Agreement, the Secured Creditor Settlement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for claims related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

G.	Injunction

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

H.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent, or (2) the relevant Holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

K.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

L.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

ARTICLE IX.

CONDITIONS TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B:

1. the Bankruptcy Court shall have entered the Confirmation Order, which shall (i) authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan, (ii) authorize the Debtors, as applicable/necessary, to: (a) implement the Restructuring Transactions; (b) make all distributions and issuances as required under the Plan; and (c) enter into any agreements, transactions, and sales of property, including the New Debt Documents, New Warrants Agreements, CVR Agreement, and Management Incentive Plan, (iii) approve the Secured Creditor Settlement, and (iv) authorize the implementation of the Plan in accordance with its terms.

2. the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions, including the Plan, the Plan Support Agreement shall remain in full force and effect, and there shall have been no determination by the Debtors, including by the Disinterested Directors and Managers, to not grant any of the releases to Consenting Creditors contemplated by the Plan Support Agreement;

3. the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed in a manner consistent in all material respects with the Plan;

4. the documentation related to the New Debt shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the New Debt shall have been satisfied or duly waived in writing in accordance with the terms of the New Debt;

5. the closing of the New Revolver and the New Term Loan and/or the issuance of the New Secured Notes, as applicable, shall have occurred;

6. the New Warrant Agreements and CVR Agreement shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the New Warrant Agreements and CVR Agreement shall have been satisfied or duly waived in writing in accordance with the terms thereof;

7. the New Common Stock, New Warrants, and CVRs shall have been issued and distributed, and any Cash on hand at the HoldCos shall have been distributed, in accordance with the Plan;

8. the DIP Claims shall have been indefeasibly paid in full in Cash;

9. all actions, documents, certificates, and agreements necessary to implement the Plan (including any documents contained in the Plan Supplement) shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units, in accordance with applicable laws;

10. all Professional Fee Claims of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Fee Escrow Account pending the Bankruptcy Court’s approval of such Professional Fee Claims; and

11. all unpaid Restructuring Expenses and all amounts payable by the Debtors pursuant to the DIP Order, the Secured Creditor Settlement, and the Plan Support Agreement shall have been indefeasibly paid in Cash.

For the avoidance of doubt, the conditions precedent to the Effective Date enumerated above shall apply to each Debtor on an individual basis, and the Effective Date for any individual Debtor may occur prior to the Effective Date of any other individual Debtor.

B.	Waiver of Conditions to the Effective Date

Other than to the extent specifically set forth in Article IX, and subject to the limitations contained in and the other terms of the Plan Support Agreement, each condition to the Effective Date set forth in Article IX.A may be waived in whole or in part at any time by the Debtors, with the consent of the Consenting Creditors (such consent not to be unreasonably withheld) without an order of the Bankruptcy Court.

C.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code shall be deemed to occur on the Effective Date.

D.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtors; (2) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

The Debtors reserve the right to modify the Plan, with the consent of the Consenting Creditors, prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Interests (as applicable) are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7. enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9. adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions;

10. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11. resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions;

12. hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI.K.1 of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and, subject to any applicable forum selection clauses, contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

13. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14. consider any modifications to the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile or clarify any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

15. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

16. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

17. enforce all orders previously entered by the Bankruptcy Court; and

18. hear any other matter not inconsistent with the Bankruptcy Code;

Nothing herein limits the jurisdiction of the Bankruptcy Court to interpret and enforce the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, or the Disclosure Statement, without regard to whether the controversy with respect to which such interpretation or enforcement relates may be pending in any state or other federal court of competent jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in this Article XI, the provisions of this Article XI shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims against and Interests in the Debtors shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, and consistent in all respects with the terms of the Plan Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and the Plan Support Agreement. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents, including any subscription agreements, and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, including fees and expenses payable to the U.S. Trustee, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the applicable Reorganized Debtors for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtor is converted, dismissed, or closed, whichever occurs first.

D.	Payment of Certain Fees and Expenses

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, shall pay on the Effective Date all then-outstanding reasonable and documented unpaid fees and expenses incurred on or before the Effective Date by all of the attorneys, advisors, and other professionals payable under the Plan and the Plan Support Agreement. Any such costs and expenses that are attorneys’ fees and expenses shall be submitted to the Debtors or the Reorganized Debtors in the form of summary invoices of the relevant law firms.

E.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court has entered the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

G.	Service of Documents

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Reorganized Debtors:

Intelsat S.A.

7900 Tysons One Place

McLean, Virginia 22102

Attention: Michelle Bryan

E-mail: Michelle.Bryan@Intelsat.com

With copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Facsimile: (212) 446-4900

Attention: Edward Sassower, P.C.; Steven Serajeddini, P.C.; and Anthony R. Grossi

E-mail: ESassower@Kirkland.com; Steven.Serajeddin@Kirkland.com; Anthony.Grossi@Kirkland.com

and

Kutak Rock LLP

901 East Byrd Street, Suite 1000

Richmond, Virginia 23219-4071

Telephone: (804) 644-1700

Facsimile: (804) 783-6192

Attention: Michael A. Condyles (VA 27807); Peter J. Barrett (VA 46179);

Jeremy S. Williams (VA 77469); Brian H. Richardson (VA 92477)

Email: Michael.Condyles@KutakRock.com; Peter.Barrett@KutakRock.com; Jeremy.Williams@KutakRock.com; Brian.Richardson@KutakRock.com

If to the Committee:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention: Dennis Dunne, Andrew Leblanc, Matthew Brod

E-mail: ddunne@milbank.com; aleblanc@milbank.com; mbrod@milbank.com

After the Effective Date, the Reorganized Debtors shall have the authority to send a notice to Entities that continue to receive documents pursuant to Bankruptcy Rule 2002 requiring such Entity to file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

H.	Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the Plan Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

I.	Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from https://cases.stretto.com/intelsat or the Bankruptcy Court’s website at www.vaeb.uscourts.gov/bankruptcy. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, the Plan Supplement shall control. The documents considered in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

J.	Non-Severability

Except as set forth in Article VIII of the Plan, the provisions of the Plan, including its release, injunction, exculpation and compromise provisions, and the Definitive Documents, are mutually dependent and non-severable. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan and the Definitive Documents are: (1) valid and enforceable pursuant to their terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (3) non-severable and mutually dependent.

K.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

L.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

Dated: February 12, 2021	Intelsat S.A. on behalf of itself and all other Debtors
/s/ DRAFT
David Tolley
Executive Vice President, Chief Financial Officer And Co-Chief Restructuring Officer Intelsat S.A.

Exhibit B

Corporate Structure

Exhibit C

Liquidation Analysis

Exhibit D

Financial Projections

Financial Projections

As a condition to Confirmation, the Bankruptcy Code requires, among other things, the Bankruptcy Court to find that Confirmation is not likely to be followed by either a liquidation or the need to further reorganize the Debtors (and together with their non-Debtor affiliates, the “Company”). In accordance with this condition and in order to assist each holder of a Claim in determining whether to vote to accept or reject the Plan, the Company’s management team (“Management”), with the assistance of their advisors, developed financial projections (the “Financial Projections”) for the six months ending December 31, 2021 and fiscal years 2022 through 2026 (the “Forecast Period”) to support the feasibility of the Plan.

The Financial Projections were prepared by Management and are based on a number of assumptions made by Management, within the bounds of their knowledge of their business and operations, with respect to the future performance of the Company’s operations. Although Management has prepared the Financial Projections in good faith and believes the assumptions to be reasonable, there can be no assurance that such assumptions will be realized.

The Financial Projections were not prepared with a view toward compliance with published guidelines of the United States Securities and Exchange Commission or guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. An independent auditor has not examined, compiled, or performed any procedures with respect to the prospective financial information contained in this Exhibit and, accordingly, it does not express an opinion or any other form of assurance on such information or its achievability. The Debtors’ independent auditor assumes no responsibility for, and denies any association with, the prospective financial information.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Financial Projections contain certain statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in the Financial Projections include the intent, belief, or current expectations of the Debtors and Management with respect to the timing of, completion of, and scope of the current restructuring, Plan, Debtors’ business plan, and market conditions, and the Debtors’ future liquidity, as well as the assumptions upon which such statements are based. While the Debtors believe that the expectations are based upon reasonable assumptions within the bounds of their knowledge of their business and operations, parties-in-interest are cautioned that any such forward-looking statements are not guarantees of future performance, involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Accounting Policies

The Financial Projections have been prepared using accounting policies that are consistent with those applied in the Debtors’ historical financial statements.

Upon emergence from chapter 11, the Reorganized Debtors will implement “fresh start” reporting pursuant to Accounting Standards Codification (“ASC”) Topic 852, “Reorganization.” The main principles of fresh start reporting require that the reorganization value of the emerging entity be allocated to all of the entity’s assets and liabilities in accordance with the guidance in ASC Topic 805, “Business Combinations.” Any portion of the reorganization value not attributable to specific tangible or identifiable intangible assets or liabilities of the emerging entity is required to be reported as goodwill. The Financial Projections may not reflect all the adjustments necessary to implement fresh start reporting.

Summary of Significant Assumptions

The Debtors, with the assistance of various professionals, including their financial advisors, prepared the Financial Projections the six months ending December 31, 2021 and fiscal years 2022 through 2026. The Financial Projections are based on a number of assumptions with respect to the future performance of the Reorganized Debtors’ operations. Note that the Financial Projections include the projected future performance of the entire Company, which includes the Debtors as well as their non-Debtor affiliates.

General Assumptions

The Company operates on a calendar year and the Financial Projections assume that the Effective Date will be June 30, 2021 and that the Reorganized Debtors will continue to conduct operations substantially similar to their current businesses. In addition, the Financial Projections take into account the current market environment in which the Debtors compete, including many economic and financial forces that are beyond the control of the Debtors and Management. The Debtors operate in the satellite communications industry, providing diversified communications services to the world’s leading media companies, fixed and wireless telecommunications operators, data networking service providers for enterprise and mobile applications in the air and on the seas, multinational corporations and internet service providers. The Company is also the leading provider of commercial satellite capacity to the U.S. government and other select military organizations. Economic growth or slowdowns on a global, national or regional basis may impact the Reorganized Debtors’ revenues and expenses. In addition, general trends or legislation may impact performance.

The budget process is led by business unit financial planning leaders with input from the corporate financial planning & analysis team. These financial planning leaders collaborate with relevant business owners to develop the operational and financial projections for each of the key drivers of the business. Key drivers include, among others, customer acquisition/renewal assumptions, satellite and ground capital investments, known initiatives, and historical trends. These inputs are projected by segment and summarized into a consolidated financial view that is reviewed by the senior leadership team and, ultimately, the Board of Directors.

Risk Factors

Although these Financial Projections have been prepared in good faith and are believed to be reasonable, it is important to note that the Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond the Debtors’ management team’s control. Many factors could cause actual results, performance, or achievements to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. Accordingly, the Financial Projections should be reviewed in conjunction with a review of the risk factors set forth in Article VIII of the Disclosure Statement and the assumptions described herein.

There may be other factors that may cause the Reorganized Debtors’ actual results to differ materially from these forward-looking statements. All forward-looking statements attributable to the Debtors or persons acting on their behalf apply only as of the date of this Disclosure Statement, and are expressly qualified in their entirety by the cautionary statements included in this document. The Debtors undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events.

Projected Statements of Operations

“Adjusted EBITDA” or “AEBITDA” is defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude merger and integration costs, restructuring charges, share-based compensation and certain other costs. AEBITDA is a key measure of the Company’s operational performance, and Management, including the chief operating decision-maker(s), uses AEBITDA consistently for all purposes, including internal reporting, the evaluation of business objectives, opportunities and performance, and the determination of management compensation. AEBITDA is not a measure of financial performance under Generally Accepted Accounting Principles (“GAAP”) and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

“Segments” The Company’s business operations primarily consist of five segments: (i) Media, (ii) Networks, (iii) Mobility, (iv) Government, and (v) Satellite Related Services (“SRS”).

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Intelsat S.A. Consolidated

Projected Statement of Operations (Unaudited)

	Six Months
	Ending
	12/31:	Fiscal Year Ending 12/31:
(millions in USD)	2021	2022	2023	2024	2025	2026
Revenue
Media	$343	$670	$609	$598	$587	$572
Networks	196	376	334	297	271	259
Mobility	252	551	715	876	917	957
Government	194	371	406	407	404	413
SRS	15	30	27	27	27	27

Total Revenue	$1,000	$1,999	$2,091	$2,205	$2,206	$2,228
Direct Cost of Revenue	(224)	(445)	(474)	(495)	(465)	(415)
Operating Expenses	(320)	(660)	(690)	(742)	(753)	(776)
Other Income / Expense	9	17	17	17	17	13

AEBITDA	$465	$911	$944	$984	$1,004	$1,051
Year-Over-Year Growth	n/a	n/a	4%	4%	2%	5%
% of Revenue	46%	46%	45%	45%	46%	47%

Notes to Projected Statement of Operations

Revenue

Media

The Media segment is experiencing secular declines as a result of channel reduction, C-band compression, and pre-planned consolidation of key direct-to-home (“DTH”) customers, and as a result includes a 6% compound annual decline rate over the forecast period. While the Media segment is declining, it remains a stable business driven by 37 premium distribution neighborhoods, 30 DTH platforms, 300 media customers, and 2 billion viewers worldwide. Satellite consolidation and compression technology advancements drive volume reductions in the segment, with a significant portion of the revenue decline over the period attributable to planned DTH consolidation (particularly in Latin America). C-band relocation efforts are forecasted to create volume and revenue compression but creates long-term contractual commitments with major North American customers.

Networks

The Networks segment assumes an 8% compound annual decline rate over the forecast period. The revenue losses in the forecast period are driven primarily by yield pressure. Lack of inventory in key markets leaves the Company exposed to pricing pressures with limited volume upside until a fleet refresh in years 2024-2026. Additionally, the Networks segment has experienced 10% declines over the last five years, a trend that will largely continue in the Financial Projections until new satellites are in service.

Mobility

The Mobility segment is the primary driver of growth in the business over the forecast period. This segment is forecasted to be the largest business unit of the Company by 2026 (~43% of total revenue). Mobility is split across several sub-segments: wholesale transponder services, and certain managed services, including: FlexMaritime, Commercial Aviation, and FlexMove.

The growth in Commercial Aviation is driven by the acquisition of Gogo Commercial Aviation, which closed in December 2020. The Financial Projections assume the Commercial Aviation sub-segment will maintain its market share over the forecast period. This market share is coupled with a recovery in the market for in-flight connectivity during the Forecast Period, which drives the increase in revenue. FlexMaritime growth is driven largely by expansion of connected vessels through the Forecast Period. The Company is forecasted to capture a sizeable share of this growth through deep channel coverage with key distributors and expansion within certain key verticals.

Government

The Company is a trusted partner of the United States government with significant market share, high renewal rates, durable customer relationships, and over $100 million per annum in multi-year sole sourced contracts. The segment is split between wholesale capacity contracts, managed end-to-end solutions, and emerging new managed services. Revenue is forecasted to increase between 2020 and 2026 ($393 million and $413 million, respectively), driven by a robust backlog of legacy contracts with stable yield and growth in the FlexGround managed service.

SRS

The forecast for SRS includes moderate decreases over the forecast period, driven by reduction in Tracking, Telemetry, and Command (“TT&C”) revenue and a steady launch schedule related to transfer orbit & in-orbit test revenue.

Expenses

Direct Cost of Revenue

The largest components of direct cost of revenue are third party capacity costs. These costs are expected to decrease as additional capacity is added in key markets. Declines in direct costs as a percentage of revenue are primarily driven by (i) grooming of third party capacity costs (either not re-bidding low gross margin business or migration to on-net capacity), and (ii) roll off of satellite useful life extension costs . There are certain contracts, particularly in the Government segment, which require the use of third party capacity. These contracts, among other factors, limit the ability to move all capacity on-net at a lower cost per bit.

Operating Expenses

The Financial Projections contemplate an increase in recurring cash operating expenses over the forecast period, primarily driven by:

•

Commercial Aviation: Operating expenses for the Gogo Commercial aviation business are the largest driver of the growth in operating expenses. The Commercial Aviation business unit is forecasted to add operating expenses largely in the operations group, which will support the revenue growth strategy detailed herein.

•

NextGen Software Defined Satellites (“SDS”): contemplated recurring operational support for the NextGen infrastructure including monitoring site leases, circuit costs, maintenance expenses for teleports, server rack rental, and incremental personnel costs required to support the platform;

•

Operations group: primarily additional teleports / ground leases to support infrastructure growth, transition to global network operations centers, and software & professional fees to support special projects (e.g., new enterprise resource planning systems and human resource initiatives);

•	Commercial & segment-level operating expenses: Primarily normalized third party marketing spend, and headcount additions to support Flex services.

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Intelsat S.A. Consolidated

Pro Forma Balance Sheet

	Pro Forma Balance Sheet at Emergence
	Pre-Effective	Adjustments		Emergence
(millions in USD)	Estimated	Reorganization	Fresh Start	Pro Forma	Notes
CURRENT ASSETS
Cash and Cash Equivalents	$388	$93	$—	$481	(a)
Restricted Cash	10	—	—	10
Accounts Receivable, net	215	—	—	215
Other Current Assets	278	—	—	278
Total Current Assets	890	93	—	983
NON-CURRENT ASSETS
Net Property, Plant and Equipment	5,330	—	—	5,330
Goodwill	2,657	—	—	2,657
Other Intangible Assets, net	2,691	—	455	3,146	(b)
Other Non-Current Assets	850	—	—	850

Total Non-Current Assets	11,528	—	455	11,983

Total Assets	$12,418	$93	$455	$12,966

CURRENT LIABILITIES
Accounts Payable & Accrued Expenses	$311	$(98)	$—	$213	(c)
Accrued Interest	—	—	—	—
Current Portion of Long-Term Debt	5,935	(5,935)	—	—	(d)
Other Current Liabilities	60	—	—	60

Total Current Liabilities	6,306	(6,033)	—	273
NON-CURRENT LIABILITIES
Long Term Debt	—	7,000	—	7,000	(e)
Deferred Satellite Performance Incentives	175	(57)	—	119	(f)
Contract Liabilities	1,151	—	—	1,151
Accrued Retirement Benefits	125	—	—	125
Other Long Term Liabilities	548	—	—	548
Liabilities Subject to Compromise	10,156	(10,156)	—	—	(g)

Total Non-Current Liabilities	12,156	(3,213)	—	8,943

Total Liabilities	18,462	(9,246)	—	9,216

Total Shareholders’ Equity	(6,044)	9,339	455	3,750	(h)

Total Liabilities & Shareholders’ Equity	$12,418	$93	$455	$12,966

Notes to Projected Pro Forma Consolidated Balance Sheet

The pro forma balance sheet adjustments contained herein account for (i) the reorganization and related adjustments pursuant to the Plan and (ii) the estimated impact from the implementation of fresh start accounting pursuant to ASC Topic 852, “Reorganization.”

The Debtors have not yet completed their fresh start reporting analysis. However, for purposes of preliminary fresh start reporting, the Financial Projections incorporate estimates of the effect of fresh start reporting which are based upon a stipulated Equity Value of $3.8 billion. The reorganized value ultimately used by the Debtors in implementing fresh start reporting may differ from this estimate. Likewise, the Debtors’ allocation of the reorganized value to individual assets and liabilities is based upon preliminary estimates that are subject to change upon the formal implementation of fresh start reporting and could result in material differences to the allocated values included in these Financial Projections. For purposes of estimating the impact of fresh start accounting, the Debtors’ have assumed that the book value of all of their assets approximates fair market value. Reorganization value that differs from liabilities and tangible assets is shown as a change in the “Fresh Start Adjustment.” The Debtors have not estimated the change in deferred tax assets or liabilities that may result from the reorganization.

(a)	Reflects the new money from exit facilities and payments pursuant to the Plan;

(b)

The book value of the Reorganized Debtors’ assets may change in the future due to fresh start accounting adjustments and have been illustratively written up as a proxy until that exercise is undertaken (adjustments included in Other Intangible Assets);

(c)	Reflects payment of accrued professional fees and transaction fees associated with the reorganization;

(d)	Reflects the paydown of any amounts outstanding under the DIP Facility and prepetition secured debt;

(e)	Assumed indebtedness outstanding on the exit facilities;

(f)	Reflects rejection of certain executory contracts for deferred satellite performance incentives;

(g)	All liabilities subject to compromise will be treated in accordance with the terms of the Plan;

(h)	Represents the net gain from completion of the reorganization, as well as adjustments to the equity value of the Reorganized Debtors

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Intelsat S.A. Consolidated

Projected Balance Sheet (Unaudited)

		Fiscal Year Ending 12/31,
(millions in USD)	Jun-21	2021	2022	2023	2024	2025	2026
CURRENT ASSETS
Cash and Cash Equivalents	$481	$821	$736	$1,005	$1,917	$2,184	$2,573
Restricted Cash	10	10	10	10	10	10	10
Accounts Receivable, net	215	198	220	235	252	249	249
Other Current Assets	278	276	244	224	229	224	224

Total Current Assets	983	1,305	1,210	1,474	2,409	2,667	3,056
NON-CURRENT ASSETS
Net Property, Plant and Equipment	5,330	5,471	5,584	5,346	5,199	4,823	4,387
Goodwill	2,657	2,657	2,657	2,657	2,657	2,657	2,657
Other Intangibles Assets, net	3,146	3,129	3,097	3,064	3,031	2,999	2,966
Other Non-Current Assets	850	898	697	690	623	621	616

Total Non-Current Assets	11,983	12,156	12,036	11,757	11,511	11,100	10,627

Total Assets	$12,966	$13,461	$13,245	$13,231	$13,920	$13,767	$13,683

CURRENT LIABILITIES
Accounts Payable & Accrued Expenses	$213	$201	$207	$215	$226	$224	$220
Other Current Liabilities	60	60	60	60	60	60	60

Total Current Liabilities	273	262	267	275	287	285	281
NON-CURRENT LIABILITIES
Long Term Debt	7,000	7,000	5,802	5,802	3,132	3,132	3,132
Deferred Satellite Performance Incentives	119	111	116	101	85	71	59
Contract Liabilities	1,151	1,111	1,029	920	813	722	634
Accrued Retirement Benefits	125	121	112	100	86	72	58
Other Long Term Liabilities	548	1,232	567	885	590	597	601

Total Non-Current Liabilities	8,943	9,575	7,626	7,808	4,706	4,593	4,484

Total Liabilities	9,216	9,837	7,893	8,083	4,993	4,878	4,765

Total Shareholders’ Equity	3,750	3,625	5,352	5,148	8,928	8,889	8,918

Total Liabilities & Shareholders’ Equity	$12,966	$13,461	$13,245	$13,231	$13,920	$13,767	$13,683

Intelsat S.A. Consolidated

Projected Free Cash Flow (Unaudited)

	Six Months
	Ending
	12/31:	Fiscal Year Ending 12/31:
(millions in USD)	2021	2022	2023	2024	2025	2026
AEBITDA	$465	$911	$944	$984	$1,004	$1,051

Capital Expenditures, excluding C-band	(160)	(416)	(399)	(520)	(284)	(208)

Simple Free Cash Flow	305	495	545	464	720	842

ASC 606 Revenue	(47)	(91)	(98)	(103)	(108)	(105)
Deferred Revenue	(40)	(82)	(109)	(107)	(91)	(88)
Other	(31)	(52)	(22)	(116)	(77)	(84)

Unlevered Free Cash Flow	187	270	316	138	444	565

C-Band Receipts	679	1,549	307	3,695	—	—
C-Band Disbursements	(331)	(352)	(32)	—	—	—

Unlevered Free Cash Flow After C-Band	535	1,467	591	3,833	444	565

Long-Term Debt Repayments	—	(1,198)	—	(2,670)	—	—
Cash Interest Paid	(195)	(354)	(322)	(250)	(177)	(177)

Change in Cash	$340	$(85)	$269	$913	$267	$389

Notes to Projected Free Cash Flow

Capital Expenditures

The Company’s fleet is aging and requires replacement satellites that employ the latest technology during the forecast period. The Company has an average fleet age of 9.1 years, operating many satellites with a higher cost per bit of capacity than more recent builds. $1.2 billion of the capital expenditures in the forecast period are attributable to the NextGen fleet of software defined satellites (“SDS”). The NextGen fleet is necessary to execute a long-term business plan as growth in managed services is predicated on software defined and high throughput technologies. Commercial Aviation alone is expected to require more on-net capacity within the Forecast Period than already exists. Capacity is forecasted to more than double by 2026. Updates to network infrastructure include significant investment in terrestrial infrastructure to support advanced software defined networks (e.g., teleports, antennas, virtual hub equipment, datacenters, etc.).

ASC 606 Revenue

The Company recognizes revenue in accordance with the ASC 606 standard, effective January 2018. The adoption of the standard impacts the total consideration for prepayment contracts, accounting of incremental costs for obtaining a contract, allocation of the transaction price to performance obligations and accounting for contract modification. Specifically, the Company recognizes a certain amount of non-cash revenue and offsetting non-cash interest expense associated with features built into prepayment contracts considered financing components. The Company removes this revenue in calculation of Free Cash Flow as there is no cash impact.

Deferred Revenue

Historically, the Company has engaged in certain deals where a significant amount of the cash payments were received in advance of the GAAP revenue recognition. These deals have resulted in deferred revenue liabilities on the balance sheet, which are amortized in revenue as the appropriate revenue recognition standards are satisfied. The forecast assumes few prepayment contracts are signed post-2020. The negative cash flow impact associated with deferred revenue is a result of the run-off of legacy prepayment contracts.

Other

The Financial Projections assume the Reorganized Debtors’ working capital accounts, including accounts receivable, inventory, accounts payable and others, continue to perform according to the historical relationships with respect to revenue and expense activity.

The Financial Projections assume that the forecasted receipts of Accelerated C-band Clearing Proceeds create significant United States Federal taxable income in years 2022 and 2024. Outside of those years, the Company is assumed to have cash tax expenses ranging from $10–$35 million.

The Company is subject to satellite construction contracts which include an element of deferred consideration to satellite manufacturers referred to as deferred performance incentives payments (“PIPs”). These are milestone-based payments which the Company is contractually obligated to pay, provided the satellites continue to operate in accordance with contractual specifications.

The Financial Projections also contemplate cash disbursements for expenses that are added back for purposes of calculating AEBITDA. These adjustments reflect certain incentive-based compensation for management, non-recurring legal and professional fees, severance and retention costs, and costs of non-recurring research and development projects.

C-Band Receipts / Disbursements

On February 28, 2020, the FCC finalized its report and order reallocating a significant portion of the mid-band radio frequency spectrum (the “3700 to 4200 MHz range,” or “C-band”) in which the Company operates in the U.S. for use by new 5G terrestrial wireless networks. For the last 40 years, the Company, like other satellite operators, has been utilizing the C-band spectrum for its satellite communication networks.

As a result of the FCC’s C-band order, the Company will “clear” the lower 300 MHz of this spectrum (i.e., cease its communications via those radio frequencies and move incumbent users into the upper 200 MHz of the C-band ) no later than December 5, 2025. Furthermore, to be eligible for approximately $4.9 billion in “Accelerated Relocation Payments” authorized by the FCC to existing licensees, the Company will attempt to clear the lowest 120MHz (3700–3820 MHz) of the spectrum by December 5, 2021, and to stop utilizing the 3700– 4000 MHz range no later than December 5, 2023.

The clearing requires multiple new satellites to be procured and launched into service as well as the purchase and installation of sophisticated video compression technology and tens of thousands of radio frequency filters. It will be a capital-intensive task requiring the Company, among other things, to immediately contract to build and launch the new satellites to replace coverage provided by existing satellites that were specially configured to communicate in the now reallocated portion of the C-band.

The Financial Projections contemplate the impacts of this C-band clearing program through approximately $1.6 billion of expenditures, of which $1.4 billion is expected to be reimbursed. The Financial Projections also contemplate receipt of Accelerated Relocation Payments in the amount of $1.2 billion and $3.7 billion in the years 2022 and 2024, respectively, which assumes that the Company successfully clears the C-Band within the timeframe provided in the FCC Order. Note that the Financial Projections assume the Company completes the required clearing necessary to qualify for the maximum Accelerated Relocation Payments.

Long-Term Debt Repayments and Cash Interest Paid

The Financial Projections assume total debt of $7.0 billion at emergence with a blended interest rate of approximately 5.52%.

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Exhibit E

Valuation Analysis

Valuation Analysis1

THE INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES AND/OR FUNDED DEBT TO BE ISSUED PURSUANT TO THE PLAN. THE INFORMATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS OR ANY OF THEIR AFFILIATES.

Solely for the purposes of the Plan and this Disclosure Statement, PJT, as investment banker to the Debtors, has estimated a range of total enterprise value (the “Enterprise Value”) and implied equity value (the “Equity Value”) for the Reorganized Debtors pro forma for the transactions contemplated by the Plan (the “Valuation Analysis”). The Valuation Analysis utilizes certain financial and other information provided by the Debtors’ management, as well as the Financial Projections, attached to this Disclosure Statement as Exhibit D, and information provided by other sources. The Valuation Analysis is as of June 30, 2021, with an assumed Effective Date of June 30, 2021. The valuation estimates set forth herein represent valuation analyses of the Reorganized Debtors utilizing customary valuation techniques to the extent deemed appropriate by PJT.

In preparing the Valuation Analysis, PJT considered a variety of financial analyses, including (1) comparable companies analysis; (2) discounted cash flow analysis; and (3) precedent transaction analysis.

Based on the aforementioned analyses, and other information described herein and solely for purposes of the Plan, the estimated range of Enterprise Value of the Reorganized Debtors, collectively, as of June 30, 2021, is approximately $10,000 million to approximately $11,500 million.

In addition, based on the estimated range of Enterprise Value of the Reorganized Debtors and other information described herein and solely for purposes of the Plan, PJT estimated a potential range of total Equity Value of the Reorganized Debtors, which consists of the Enterprise Value, less funded indebtedness on the Effective Date. PJT has assumed that the Reorganized Debtors will have, as of the Effective Date, funded indebtedness of $7,000 million. Therefore, PJT estimated that the potential range of Equity Value for the Reorganized Debtors, collectively, as of June 30, 2021, is between approximately $3,000 million and approximately $4,500 million.

The Valuation Analysis contemplates facts and conditions known and existing as of February 11, 2021. Events and conditions subsequent to this date could have a substantial effect upon the value of the Reorganized Debtors. Among other things, failure to consummate the Plan in a timely manner may have a materially negative effect on the Reorganized Debtors’ enterprise value.

[1]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in this Disclosure Statement.

For purposes of this valuation, PJT has assumed that no material changes that would affect value will occur between the date of the Disclosure Statement and the assumed Effective Date (i.e. June 30, 2021). The Debtors undertake no obligation to update or revise statements to reflect events or circumstances that arise after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events. PJT assumed that no material changes that would affect estimated value will occur between the date of filing of the Disclosure Statement and the Effective Date. PJT’s Valuation Analysis does not constitute an opinion as to the fairness from a financial point of view or otherwise of the consideration to be received or paid under the Plan, of the terms and provisions of the Plan, or with respect to any other matters.

THE VALUATION ANALYSIS REFLECTS WORK PERFORMED BY PJT ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESSES AND ASSETS OF THE DEBTORS AVAILABLE TO PJT AS OF FEBRUARY 11, 2021. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY HAVE AFFECTED OR MAY AFFECT PJT’S CONCLUSIONS, PJT DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE, OR REAFFIRM THE VALUATION ANALYSIS AND DOES NOT INTEND TO DO SO.

PJT DID NOT INDEPENDENTLY VERIFY THE FINANCIAL PROJECTIONS OR OTHER INFORMATION THAT PJT USED IN THE VALUATION ANALYSIS, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS OR THEIR ASSETS OTHER THAN THE VALUATION ANALYSIS WERE SOUGHT OR OBTAINED IN CONNECTION THEREWITH. THE VALUATION ANALYSIS WAS DEVELOPED SOLELY FOR PURPOSES OF THE PLAN AND THE ANALYSIS OF POTENTIAL RELATIVE RECOVERIES TO CREDITORS THEREUNDER. THE VALUATION ANALYSIS REFLECTS THE APPLICATION OF VARIOUS VALUATION TECHNIQUES, DOES NOT PURPORT TO BE AN OPINION, AND DOES NOT PURPORT TO REFLECT OR CONSTITUTE AN APPRAISAL, LIQUIDATION VALUE, OR ESTIMATE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES OR FUNDED DEBT TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH IN THE VALUATION ANALYSIS.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES THAT ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE VALUATION ANALYSIS IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, PJT, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE POTENTIAL VALUATION OF NEWLY ISSUED SECURITIES AND/OR FUNDED DEBT IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES OR FUNDED DEBT AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, CONDITIONS IN THE

FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES OR DEBT HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT IMMEDIATELY RATHER THAN HOLD THEIR INVESTMENT ON A LONG-TERM BASIS, THE POTENTIALLY DILUTIVE IMPACT OF CERTAIN EVENTS, INCLUDING THE ISSUANCE OF EQUITY SECURITIES PURSUANT TO THE EMPLOYEE INCENTIVE PLAN, THE EQUITY RIGHTS OFFERING, THE DIRECT INVESTMENT PREFERRED EQUITY RAISE, AND THE EQUITY BACKSTOP PREMIUM AND OTHER FACTORS THAT GENERALLY INFLUENCE THE PRICES OF SECURITIES AND/OR FUNDED DEBT.

The Debtors’ management team advised PJT that the Financial Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ best estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. If the business performs at levels below or above those set forth in the Financial Projections, such performance may have a materially negative or positive impact, respectively, on the valuation of the company and the Enterprise Value thereof.

In preparing the Valuation Analysis for the Reorganized Debtors, PJT: (1) reviewed certain historical financial information of the Debtors for recent years and interim periods; (2) discussed the Debtors’ performance, future prospects, and industry observations with certain members of the Debtors’ senior management; (3) considered certain economic and industry information relevant to the Debtors’ operating businesses; (4) reviewed certain publicly available financial data for public companies that PJT deemed generally relevant in analyzing the value of the Reorganized Debtors; (5) reviewed certain publicly available data for, precedent transactions in the satellite services industry involving companies comparable in certain respects to the Reorganized Debtors; and (6) considered certain economic and industry information that PJT deemed generally relevant to the Reorganized Debtors. PJT assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management and other parties as well as publicly available information.

The Valuation Analysis does not constitute a recommendation to any Holder of Allowed Claims or any other person as to how such person should vote or otherwise act with respect to the Plan. PJT has not been requested to, and does not express any view as to, the potential trading value of the Reorganized Debtors’ securities and/or funded debt on issuance or at any other time.

For purposes of this Valuation Analysis, for several reasons, including the application of the cancellation of indebtedness rules and the application of section 382 of the Internal Revenue Code, PJT has assumed that none of the Debtors’ existing U.S. tax attributes (such as net operating losses, capital losses, or carryforwards under section 163(j) of the Internal Revenue Code) will be usable after the restructuring. PJT has also assumed that that the Debtors’ existing Luxembourg tax attributes, including tax attributes that are attributable to the existing Luxembourg tax unity, will be preserved and able to utilized by the Reorganized Debtors following the restructuring. Additionally, PJT has not estimated any changes to protected tax depreciation or amortization that will result from the implementation of the restructuring. Any changes to these assumptions, or a change in the structure utilized to consummate the reorganization, could materially impact the conclusions reached in the Valuation Analysis.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE VALUATION ANALYSIS PERFORMED BY PJT. THE PREPARATION OF A VALUATION ANALYSIS INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ANALYSIS IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION. THE VALUATION ANALYSIS PERFORMED BY PJT IS NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE DESCRIBED HEREIN.

PJT IS ACTING AS INVESTMENT BANK TO THE DEBTORS AND HAS NOT AND WILL NOT BE RESPONSIBLE FOR, AND HAS NOT AND WILL NOT PROVIDE, ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL, OR OTHER SPECIALIST ADVICE TO THE DEBTORS OR ANY OTHER PARTY IN CONNECTION WITH THE DEBTORS’ CHAPTER 11 CASES, THE PLAN OR OTHERWISE.

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Exhibit F

Plan Allocation of Distributable Value by Debtor

Exhibit G

Plan Support Agreement